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2022

Notice of Annual Meeting of Stockholders & Proxy Statement

PARK HOTELS & RESORTS

March 16, 2022

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Wednesday, April 27, 2022 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd, Tysons, Virginia 22102.

We recently celebrated Park’s fifth anniversary as a publicly traded company. As I think of all we have accomplished since January 2017, I am most proud of how remarkably the entire Park team has navigated the unprecedented environment of the past two years. Our team has worked tirelessly, but with laser focus and discipline, to create a roadmap for survival, recovery and future success. While the challenges posed from the evolving COVID-19 virus have shifted throughout the pandemic, the Park team has continually adapted and found ways to execute on our near-term priorities to bring the Company back to break-even in 2021, strengthen our balance sheet and continue to build a foundation for long-term success.

Pivoting from Survival to Recovery

Coming off one of the most challenging and disruptive years ever experienced in the lodging and hospitality industry, Park’s operating environment improved notably in 2021. We successfully reopened six hotels, finishing the year with 96% of our portfolio-wide rooms open and just two hotels suspended, and we achieved positive Hotel Adjusted EBITDA for the last three consecutive quarters of the year and positive Adjusted FFO for the last two quarters of 2021, a testament to our disciplined approach to hotel reopenings. We also worked continually to reimagine our operating model to make our operations more efficient. Since the beginning of the pandemic, we eliminated approximately $85 million in operating expenses, the vast majority of which we believe will be permanent. These savings translate to nearly 300 basis points of estimated margin improvement. We believe the changes that we have engineered across our operating platform will lead to a more efficient and tailored operating model going forward, resulting in meaningful value creation.

With improving corporate cash flow, we restarted work on one of our major redevelopment projects in 2021. The $110 million Bonnet Creek meeting space platform expansion and hotel complex renovation recommenced in July 2021, with work expected to be completed by the end of 2023. Once the expansion is complete, the Bonnet Creek complex will offer nearly 300,000 square feet of indoor and outdoor meeting and event space, which will enhance the complex’s ability to accommodate multiple groups and events simultaneously, as well as the larger groups that the Orlando, Florida market attracts.

On the capital recycling front, we opportunistically sold five hotels in 2021, utilizing the proceeds from such sales to pay down $456 million of outstanding bank debt. Since 2018, we have purchased 18 hotels for $2.5 billion and have sold or disposed of 31 assets for approximately $1.7 billion, significantly upgrading the quality of the Park portfolio and adding brand and operator diversity.

Focus on Financial Flexibility

We have worked tirelessly to maximize our financial flexibility. In 2021, we continued efforts to enhance our liquidity through the issuance of $750 million of senior secured notes, bringing the total amount of corporate debt raised since May 2020 to approximately $2.1 billion. These efforts have provided us with near-term liquidity without having to issue dilutive equity, which has been a key priority for us. We have used these funds, along with proceeds from our active capital recycling program, to pay back 97% of our outstanding bank debt, leaving us with

$1.6 billion of liquidity as of year-end 2021 and just 2% of debt maturing through 2022. We believe we are in excellent shape to pursue our internal and external growth strategies.

Strengthening Park’s ESG Culture

Environmental, social and governance (“ESG”) matters were also at the forefront of our 2021 efforts as we firmly believe that ESG success is an important component of our overall success as a company. We published our fourth Annual Corporate Responsibility Report in November, which included our first Task Force on Climate-Related Financial Disclosures (“TCFD”) report to more specifically address climate-related risks to our business. We also responded to our second Global Real Estate Sustainability Benchmark (“GRESB”) Real Estate Assessment and are proud to have made improvements to our performance scores as we continue to advance our environmental efforts.

We also made notable progress on strategic social initiatives throughout 2021. We continued to offer enhanced support for our corporate employees, who largely worked from home for the entirety of the year, by expanding our wellness offerings and resources to focus on mental health and wellbeing. In addition, Park’s Diversity and Inclusion Steering Committee developed actionable areas of focus to ensure that Park’s current and future employee base maintains a strong culture that is supportive of diversity, equity and inclusion.

Finally, we recently amended the charters of our Board committees to formalize and/or expand the Board committees’ oversight of ESG, human capital and risk management matters and more accurately reflect the level of discourse regarding these topics that regularly occurs at the Board and committee levels. We believe that these changes demonstrate our commitment to fostering a strong ESG culture that will directly influence the long-term success of our company.

Brighter Days Expected Ahead and a Sincere Thank You

I believe Park has an incredible platform from which to achieve long-term success. We believe we are poised to see meaningful upside as demand returns to all segments of the lodging industry, and we firmly believe there is significant pent-up demand and strong appetite for travel following an unprecedented two plus years of isolation. We expect to continue to prioritize efforts to reshape the portfolio by capitalizing on healthy demand for non-core assets, using proceeds to reduce leverage or fund actionable acquisition targets that meet our disciplined investment criteria. I am confident in Park’s recovery trajectory, and I am excited for the next phase of our journey.

I also want to take this opportunity to express a heartfelt and sincere thank you to Gordon Bethune, who will not be standing for re-election to the Board at the 2022 annual meeting of stockholders. Gordon has played a critical role on the Board and as Lead Independent Director since the Company’s inception, and his many contributions through our growth over the last five years have been invaluable. We will miss his insight, guidance and sense of humor.

The Annual Meeting of Stockholders

At the annual meeting, you will be asked to (i) elect nine members to serve on our Board of Directors; (ii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; (iv) consider a stockholder proposal regarding equity retention by named executive officers (if properly presented) and (v) conduct such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The Notice of 2022 Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible.

Sincerely,

Thomas J. Baltimore, Jr.

Chairman of the Board of Directors,

President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Wednesday, April 27, 2022 at 11:30 a.m. (Eastern Time)	Location 1775 Tysons Blvd. Tysons, VA 22102

Who Can Vote

Stockholders of record as of the close of business on March 4, 2022 will be entitled to notice of and to vote at the 2022 annual meeting of stockholders and any adjournment or postponement of the annual meeting

Proposals That Require Your Vote		Board Recommendation

1	Vote on the election of nine director nominees named in this Proxy Statement	FOR each nominee

2	Approve, on an advisory (non-binding) basis, our named executive officer compensation	FOR

3	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022	FOR

4	Consider a stockholder proposal regarding equity retention by named executive officers, if properly presented at the meeting	AGAINST

Stockholders will also transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Your vote is important. Even if you plan to attend the annual meeting in person, we encourage you to submit your vote as soon as possible through one of the methods below to ensure your vote is recorded properly. Stockholders of record may vote without attending the annual meeting by one of the following methods:

Mail If you received printed proxy materials, mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope	Telephone 1-800-690-6903	Internet https://www.proxyvote.com

These proxy materials are first being sent (or, as applicable, made available) to stockholders commencing on March 16, 2022.

If you want to attend the annual meeting in person, please follow the instructions on page 83 of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Nancy M. Vu Senior Vice President, General Counsel and Secretary March 16, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2022. This Proxy Statement and our 2021 Annual Report are available free of charge at www.proxyvote.com

This Proxy Statement contains forward-looking statements regarding Park’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors section of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PARK BUSINESS HIGHLIGHTS

Park Hotels & Resorts Inc. (“Park,” the “Company,” “we” or “our”) is the second largest publicly-traded lodging real estate investment trust (“REIT”), comprised of a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. As of March 16, 2022, our portfolio consists of 54 premium-branded hotels and resorts with approximately 32,000 rooms, located in prime city center and resort locations.

OUR STRATEGY

As Park celebrates its 5th anniversary since we emerged as an independent, publicly-traded company following the spin-off (referred to in this Proxy Statement as the “Spin-off”) from Hilton Worldwide Holdings Inc. (“Hilton”), we remain laser-focused on delivering superior, risk-adjusted returns to stockholders through active asset management and a disciplined external growth strategy, while maintaining a strong and flexible balance sheet. The key pillars of our corporate strategy are:

OUR PORTFOLIO

2021 BUSINESS HIGHLIGHTS

While Park continued to face unprecedented operating complexities in 2021 as a result of the COVID-19 pandemic, the Park team worked tirelessly and with steadfast discipline to navigate this challenging environment. After deliberate evaluation, the Park team took substantial and decisive actions in 2021 that we believe should further stabilize the business and position Park to capitalize on the expected recovery and return to normalcy.

Reopening the Park Portfolio	Reinvesting in the Portfolio	Strengthening our Balance Sheet	Reimagining the Operating Model

Successfully reopened six hotels during 2021, including the almost 1,900 room New York Hilton Midtown, resulting in 96% of the Company’s portfolio being open and only two of our hotels still suspended.	Recommenced $110 million expansion project at the Bonnet Creek complex to add more than 100,000 square feet of meeting and event space, which is expected to be completed by the fourth quarter of 2023.

Issued an aggregate of $750 million of senior secured notes and utilized the net proceeds to repay outstanding bank debt by approximately $737 million.

Completed the sales of five hotels for total gross proceeds of approximately $477 million and utilized the net proceeds to repay outstanding bank debt by $456 million, leaving just $78 million outstanding on Park’s sole remaining corporate term loan and no amounts outstanding on its revolving credit facility at December 31, 2021.

Targeted the elimination of $85 million of operating expenses since the start of the pandemic by recognizing operating efficiencies across the portfolio, translating into an estimated 300 basis points of estimated margin improvement.

2021 FINANCIAL HIGHLIGHTS*

* Please refer to the Financial Reporting Annex included in this Proxy Statement for related definitions and reconciliations to the most directly comparable U.S. GAAP financial measures.

For more information on our 2021 results and other related financial measures, see our 2021 Annual Report, which can be found under the Financial Information tab of our website at pkhotelsandresorts.com/investors.

PARK CORPORATE RESPONSIBLITY

Over the last two years, the various challenges posed by the COVID-19 pandemic were unprecedented in nature. However, Park’s established ESG framework guided our efforts to protect our assets and support our stakeholders throughout the pandemic. As we continue to navigate the COVID-19 pandemic and plan for the future, we strongly believe that consistently upholding Park’s corporate responsibility principles is critical to supporting both our business and our stakeholders.

OUR CORPORATE RESPONSIBILITY FRAMEWORK AND STRATEGY

Park’s corporate responsibility strategy has been formalized based on the identification of both (i) pertinent risks and opportunities to our business and (ii) an obligation to act responsibly as a company. Effectively managing these risks and opportunities helps Park achieve operational excellence. We organize the ESG risks and opportunities that we focus on into three main categories– Responsibility in Risk Management, Social Commitment and Environmental Management – which align with our selected UN Sustainable Development Goals.

2021 COMPANY HIGHLIGHTS

For more information on Park’s corporate responsibility initiatives, see our 2021 Annual Corporate Responsibility Report, which can be found under the Responsibility page of our website at pkhotelsandresorts.com/responsibility.

RISK MANAGEMENT

Park aims to mitigate the various risks associated with its business and evaluate ESG-related opportunities that support Park’s business strategy through its established risk management reporting structure. To further support this structure, Park has recently formed an Environmental, Social & Governance Committee (the “ESG Committee”), which currently includes four members of our management committee comprised of department leaders (our “Executive Committee”), is subject to the oversight by the Board’s Nominating, Governance & Corporate Responsibility Committee (the “Governance Committee”) and is tasked with developing, implementing and monitoring the Company’s ESG initiatives and policies.

As set forth in the illustration below, each ESG-initiative begins with analysis and work being performed by one of Park’s three dedicated ESG working committees – the Green Park Committee, the Park Cares Committee and the Diversity and Inclusion Steering Committee. Each of these committees is comprised of a cross-departmental team of associates and senior leaders, including at least one Executive Committee leader. Each committee specializes in specific ESG matters and provides both written and verbal updates to our newly-formed ESG Committee on at least a quarterly basis. In addition, at least annually, a member of the ESG Committee provides ESG updates to the Governance Committee, which was recently renamed in order to formalize and expand on its role in overseeing the Company’s ESG performance, disclosure, strategies, goals and objectives.

SOCIAL COMMITMENT

Park’s associates make up the fabric of our organization and are critical to ensuring the success of our Company. As our most valuable corporate asset(s), it is imperative that we provide a safe, supportive and inclusive working environment for all our associates. Through the work of our Human Resources department and our Diversity and Inclusion Steering Committee, we have developed and implemented programs that support this type of environment. Furthermore, Park places high importance on cultivating a strong and positive relationship with the local communities where we work and own properties. We seek to engage with the community through volunteering as well as in-kind and cash donations as identified by the Park Cares Committee.

Spotlight on Associate Diversity, Equity and Inclusion

We continue to prioritize the advancement of diversity, equity and inclusion at Park. We pride ourselves on creating a respectful, professional and inclusive workplace for everyone, and we value the unique perspectives that a workforce with diverse cultures, ages, genders, races and ethnicities brings to our Company.

Spotlight on Associate Surveys & Response

Each year, Park conducts associate engagement surveys to help ensure the alignment of our corporate policies and associates’ priorities. Park’s Human Resources department reports the results from the surveys to all associates, along with a detailed action plan on areas of opportunities that were identified in the survey. In 2021, Park associates reported an overall engagement score of 81%, with a 96% participation rate. From time to time, Park also conducts ad hoc pulse surveys to gauge associates’ sentiments on particular topics of interest. For example, in 2021, we conducted a pulse survey to understand the reaction to Park’s proposed return-to-office procedures. As a result of the feedback received from this associate survey, in early 2022 Park introduced and implemented a hybrid work schedule, whereby most associates have the option to work two days a week from home.

ENVIRONMENTAL MANAGEMENT & PERFORMANCE

Park aims to minimize its environmental footprint through all phases of the Company’s business, from acquisition to disposition. Minimizing our footprint requires a strong environmental management framework, which we achieve by:

•   utilizing environmental benchmarking and reporting

•   investing in efficiency projects

•   maintaining a proactive resiliency plan to mitigate losses

•   standardizing portfolio sustainability efforts; and

•   implementing individual property level initiatives.

Park’s environmental management efforts are originated and shaped by our Green Park Committee, which was formalized in 2020 and consists of a cross-departmental team of associates and senior leaders as well as external energy consultants.

One critical initiative of the Green Park Committee has been the creation and implementation of the Green Park Sustainability Playbook (the “Playbook”). The Playbook serves as a detailed “how-to” sustainability guide for Park’s properties and is implemented across our portfolio by Park’s engineering department in partnership with our brand and operating partners. The Playbook helps to gain alignment among and foster collaboration between Park’s property stakeholders.

The Green Park Committee hosts quarterly webinars on topics included in the Playbook, as well as information on relevant and timely sustainability issues. These webinars are directed toward property-level General Managers and Directors of Engineering, providing the Green Park Committee the opportunity to have direct engagement with our brand and operating partners tasked with implementing sustainability at our hotels.

The Green Park Committee also oversees a centralized infrastructure for the collection of data and the standardization of reporting of our environmental, emissions and efficiency data and projects at both the property and portfolio level. This data collection is critical in allowing Park to assess, benchmark and prioritize our ESG and sustainability practices – which efforts we are currently undertaking in a thorough and thoughtful manner. As a result of this thoughtful approach, Park is working towards publicly disclosing measurable, meaningful and strategic environmental and emission reduction targets.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement, which is first being distributed or made available on or about March 16, 2022. This summary does not contain all the information you should consider, so please review the Company’s 2021 Annual Report and this entire Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
April 27, 2022 at 11:30 a.m. (Eastern Time)	March 4, 2022

Location	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
1775 Tysons Blvd., Tysons, Virginia 22102	236,216,851 shares of common stock

PROXY VOTING ROADMAP

The following table summarizes the items that will be brought to a vote of our stockholders at the 2022 annual meeting of stockholders, along with voting recommendations of our Board of Directors (the “Board”).

Proposal 1

Election of Directors

➢   The Board, acting upon the recommendation of the Governance Committee, has nominated nine of the directors currently serving on the Company’s Board for re-election.

➢   Through their experience, skills and perspectives, which span various industries and organizations, these director nominees represent a Board that is diverse and possesses the appropriate collective qualifications, skills, knowledge and attributes to provide effective oversight of the Company’s business and quality advice and counsel to the Company’s management.

The Board recommends a vote FOR each director nominee See page 15

Proposal 2

Advisory Vote on Executive Compensation

(Say-on-Pay Vote)

➢   We believe our compensation program provides the appropriate mix of fixed and at-risk compensation.

➢   Both the executive short- and long-term incentive programs reward achievement of financial and operational goals, relative TSR and encourage individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

The Board recommends a vote FOR See page 40

Proposal 3

Ratification of the Appointment of Ernst & Young LLP

➢   The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

➢   This appointment is being submitted to stockholders for ratification.

The Board recommends a vote FOR See page 71

Proposal 4	Stockholder Proposal Regarding Equity Retention by Named Executive Officers	The Board recommends a vote AGAINST See page 74

DIRECTOR NOMINEE HIGHLIGHTS

Director Nominees and Committees

			Committee Memberships
Name	Independent	Director Since	AC	CC	GC	Other Public Company Boards

Thomas J. Baltimore, Jr. (Chairman)	--	2016				2

Patricia M. Bedient	✓	2017				2

Thomas D. Eckert	✓	2019				1

Geoffrey M. Garrett	✓	2017				--

Christie B. Kelly	✓	2016				1

Sen. Joseph I. Lieberman	✓	2017				1

Thomas A. Natelli	✓	2019				--

Timothy J. Naughton	✓	2017				1

Stephen I. Sadove	✓	2017				3

AC	Audit Committee	CC	Compensation & Human Capital Committee

GC	Nominating, Governance & Corporate Responsibility Committee		Chair of the Committee

Snapshot of Director Nominees

Our director nominees each exhibit an effective mix of skills, experience, diversity and judgement.

*Information in charts above calculated as of March 16, 2022.

CORPORATE GOVERNANCE

Park has a history of strong corporate governance. The Company is committed to sound governance practices designed to promote the long-term interests of stockholders and strengthen Board and management accountability. Our Board regularly evaluates our governance profile against best practices to identify areas for improvement. The Board also leverages our stockholder engagement to gather insights on key areas of stockholder interest and emerging trends to evaluate. Key elements of our corporate governance policies and practices include:

CORPORATE GOVERNANCE HIGHLIGHTS

2021

Board Independence

*Independent Director**

9 of 10

Fully Independent Board Committees

All

Lead Independent Director with Expansive Duties

Gordon M. Bethune*

Board & Committee Meetings in Fiscal Year 2021

Full Board Meetings

6

including one full meeting focused on strategy

Regular Executive Sessions of Independent Directors at Board & Committee Meetings

Audit Committee Meetings

4

Compensation & Human Capital Committee Meetings

5

Nominating, Governance & Corporate Responsibility Committee Meetings

2

Director Elections

Frequency of Board Elections

Annual

Voting Standard for Uncontested Elections

Majority

Proxy Access for Director Nominations

Ownership Threshold: **3%**

Holding Period: **3 years**

Nominees:

Greater of 2 or 20% of Board

Group Formation:

Up to 20 stockholders

Evaluating and Improving Board Performance

Board & Committee Evaluations

Annually

Aligning Director and Stockholder Interests

Meaningful Director Stock Ownership Guidelines

Yes

STOCKHOLDER ENGAGEMENT

Each year, our goal is to improve our ongoing, proactive outreach effort with our stockholders. Throughout the year, our investor relations team regularly communicates with investors, prospective investors and investment analysts. Meetings include in-person, telephone and video conferences. These meetings often include participation by our Chief Executive Officer, Chief Financial Officer and other members of our Executive Committee, and they are generally focused on the Company performance, strategy and plans for future growth. Once investor feedback is collected, we share such feedback with our Board as part of our annual corporate governance cycle. For additional information about our corporate governance cycle, see the discussion under the caption “Corporate Governance Matters—Annual Stockholder Engagement Cycle.”

Outreach in Response to the Result of 2021 Say-On-Pay Vote

Additionally, every year, Park provides stockholders with the opportunity for an annual vote to approve its executive compensation program on an advisory basis. At the 2021 annual meeting of stockholders, the advisory vote to approve our executive compensation program received significantly lower stockholder support than in previous years (as we received at least 95% stockholder support from 2017 through 2020). In order to better understand the decline in stockholder support and our stockholders’ views regarding our executive compensation program, the Compensation & Human Capital Committee (the “Compensation Committee”), led by its Chair, Mr. Sadove, undertook an extensive stockholder outreach and engagement initiative in fall/winter 2021 and continuing into early 2022 as summarized below:

Topics	Participants	Response to Stockholder Feedback

Key areas of discussion included:

•  Executive Compensation Framework

•  2020 Special Awards

•  Pay/Performance Alignment

•  Adjustments to 2020 STIP Corporate Performance Objective Metrics in Response to COVID-19 Pandemic

•  Adopted STIP Corporate Performance Objective Metrics for 2021

•  Company’s Response to the COVID-19 Pandemic

•  Inclusion and Diversity Initiatives

•  ESG Programs and Oversight

Outreach was conducted by a cross-functional team including our:

•  Chair of the Compensation Committee – led all meetings

•  SVP & General Counsel

•  SVP, Corporate Strategy and Investor Relations

•  EVP, Design and Construction

•  VP & Assistant General Counsel – Corporate

Stockholder feedback was communicated to our Board.

We received valuable feedback from our stockholders during this outreach. In response to such feedback, the Compensation Committee and the Board have taken certain actions, including:

•  NO SPECIAL AWARDS. The Compensation Committee confirmed that there is no intention to grant special or one-time awards to its executive officers (outside of new hires and promotions)

•  PAY FOR PERFORMANCE. For fiscal year 2022, the Compensation Committee has increased the performance-based portion for executive’s target annual equity award:

-  from 60% to 65% for our Chief Executive Officer

-  from 50% to 60% for our other named executive officers

•  RETURN TO NORMAL FRAMEWORK/ RIGOR OF TARGETS. The Compensation Committee confirmed a return to Park’s normal executive compensation framework for fiscal year 2021 and expected for 2022, with enhanced disclosure outlining the rigor of the STIP corporate objectives and new limitations on the payout of PSUs in the event of negative TSR during the applicable performance period

•  ESG, HUMAN CAPITAL AND CYBERSECURITY OVERSIGHT. The Board expanded the Governance Committee’s oversight of ESG matters; the Compensation Committee’s oversight of Human Capital matters; and the Audit Committee’s oversight of cybersecurity matters

For additional information about the feedback we heard from stockholders and the actions we took in response, see the discussion under the caption “2021 Say-on-Pay” on page 43 of this Proxy Statement.

EXECUTIVE COMPENSATION HIGHLIGHTS

Based on an effective program design and best practices, our executive compensation is structured to align with the Company’s performance. For example, in fiscal year 2021, 87.5% of our Chief Executive Officer’s target annual total direct compensation was variable and “at-risk” based on the performance of the Company. Furthermore, as a result of our extensive stockholder outreach program and to establish an even greater emphasis on pay for performance, the Compensation Committee has increased the performance-based portion of the target annual equity award from 60% to 65% for our Chief Executive Officer and from 50% to 60% for our other named executive officers for fiscal year 2022.

In addition to pay for performance alignment, Park is firmly committed to a number of other compensation best practices that we believe help to ensure our executive compensation program remains aligned with stockholder interests.

What We Do	What We Don’t Do

✓ Maintain a short-term incentive program that is performance oriented and is based on rigorous and measurable Company performance metrics and individual performance objectives	× No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return (“TSR”) as the sole performance metric for our performance stock units that are tied to multi-year performance	× No tax gross-ups upon a change in control

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for our Chief Executive Officer • 3x for other executive officers • 5x annual cash retainer for directors

×   No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✓ Engage an independent compensation consultant	× No pledging or hedging activities permitted by our executives and directors

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked	× No plan design features that encourage excessive or imprudent risk taking

✓ Offer limited perquisites	× No dividends on unearned performance stock units

✓ Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations

PROPOSAL 1 ELECTION OF DIRECTORS

INTRODUCTION

Upon the recommendation of the Governance Committee, the Board has nominated the nine persons identified on the following pages for election at the 2022 annual meeting of stockholders. If elected, each nominee will hold office as a director from election until the next annual meeting of stockholders and until their successor has been duly elected and qualified or until their death, resignation or removal. All of the nominees are currently Park directors who were elected by stockholders at the 2021 annual meeting of stockholders.

Mr. Bethune has notified Park that he will not stand for re-election to the Board at the 2022 annual meeting of stockholders. Mr. Bethune will continue to serve as a member of the Board until his current term as a director expires at the commencement of the 2022 annual meeting. As a result of this development, pursuant to our bylaws, the Board has reduced the size of the Board to nine members, such reduction to be effective upon the effectiveness of Mr. Bethune’s resignation at the commencement of the 2022 annual meeting of stockholders. We sincerely thank Mr. Bethune for his many years of exemplary service on the Board, including serving as our Lead Independent Director since 2017.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2022 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our by-laws, in an uncontested election, directors must be elected by a majority of all the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. There is no cumulative voting. Abstentions and broker non-votes (if any) are not counted as votes cast.

In addition, under our by-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Governance Committee, or such other committee designated by the Board, may consider any relevant factors and make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Our Governance Committee and our Board have determined that the director nominees possess a diverse and balanced mix of attributes, viewpoints and experiences to effectively oversee Park’s long-term business strategy.

Biographical information about each director nominee, as well as highlights of certain notable qualifications, experience, skills and attributes that contributed to the director nominee’s selection for election at our 2022 annual meeting of stockholders, are included on the following pages.

Thomas J. Baltimore, Jr. Chairman of the Board, President and Chief Executive Officer of Park Hotels & Resorts Inc.
Director since: 2016 Age: 58 Other Current Public Company Boards: ➣ American Express Company ➣ Prudential Financial, Inc.

Professional Experience

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), a lodging REIT, and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU) and the board of directors of American Express Company (NYSE: AXP). Previously, Mr. Baltimore served on the board of directors of AutoNation, Inc. (NYSE: AN) until January 2021, the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also one of the Co-Chairs of the National Association of Real Estate Investment Trusts’ (“Nareit”) Dividends Through Diversity, Equity & Inclusion CEO Council. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Key Qualifications and Experience

Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Patricia M. Bedient Former Executive Vice President and Chief Financial Officer Weyerhaeuser Company
INDEPENDENT Director since: 2017 Committees: Audit; Governance Age: 68 Other Current Public Company Boards: ➣ Alaska Air Group, Inc. ➣ Suncor Energy Inc.

Professional Experience

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director and Chair of the Governance and Nominating Committee, and Suncor Energy Inc. (NYSE: SU), where she serves as the Chair of the Audit Committee. Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Key Qualifications and Experience

Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Thomas D. Eckert Former Chairman of the Board, Chief Executive Officer and President of Capital Automotive Real Estate Services, Inc.
INDEPENDENT Director since: 2019 Committees: Audit; Compensation Age: 74 Other Current Public Company Boards: ➣ NVR, Inc.

Professional Experience

Mr. Eckert has served as a director on the Board since September 2019. Mr. Eckert previously served at Capital Automotive Real Estate Services, Inc., a privately owned real estate company that owns and manages net-leased real estate for automotive retailers, as President and Chief Executive Officer from 2005 until 2011 and as Chairman of the board of directors from 2011 until 2014. Prior to that, Mr. Eckert served as President, Chief Executive Officer and a trustee of Capital Automotive REIT (Nasdaq: CARS) from its founding in 1997 until it was taken private in 2005. Prior to his tenure at Capital Automotive, Mr. Eckert served at Pulte Home Corporation, a U.S. homebuilder company, from 1983 until 1997. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert currently serves on the board of directors of NVR, Inc. (NYSE: NVR), where he serves as the Chairman of the Compensation Committee. In addition, Mr. Eckert formerly served on the board of trustees of Chesapeake Lodging Trust (“Chesapeake”) (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Dupont-Fabros Technologies, Inc. (NYSE: DFT) from 2007 until 2017; as the Chairman on the board of directors of The Munder Funds, a $10 billion mutual fund group, from 2006 until 2014; on the board of trustees of The Victory Funds, a $20 billion mutual fund group, from 2014 until 2015; and on the board of trustees of Gramercy Property Trust from 2015 until 2018. Additionally, Mr. Eckert is currently an Emeritus Trustee of The College Foundation at the University of Virginia. Mr. Eckert received a Bachelor degree in Business Administration from the University of Michigan.

Key Qualifications and Experience

Mr. Eckert brings to the Board his extensive financial and leadership experience, including service as a chief executive officer of a publicly-traded REIT. In addition, Mr. Eckert brings to the Board his public company directorship experience.

Geoffrey M. Garrett Dean of Marshall School of Business of the University of Southern California
INDEPENDENT Director since: 2017 Committee: Audit Age: 63 Other Current Public Company Boards: None

Professional Experience

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the University of Southern California’s Marshall School of Business (“Marshall”). Prior to his appointment as dean of Marshall in July 2020, Mr. Garrett served as the dean of the Wharton School of Business at the University of Pennsylvania from 2014 to 2020, the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Key Qualifications and Experience

Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Christie B. Kelly Executive Vice President, Chief Financial Officer and Treasurer of Realty Income Corporation
INDEPENDENT Director since: 2016 Committees: Audit (Chair); Compensation Age: 60 Other Current Public Company Boards: ➣ Kite Realty Group Trust

Professional Experience

Ms. Kelly has served as a director on the Board since December 2016. Ms. Kelly currently serves as the Executive Vice President, Chief Financial Officer and Treasurer of Realty Income Corporation (NYSE: O), a REIT focused on investing in free-standing, single-tenant commercial properties that are subject to triple-net leases. Prior to her appointment as Chief Financial Officer of Realty Income in January 2021, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, from July 2013 until September 2018. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG) and Gilbane, Inc., a private global development company. Ms. Kelly served on the board of directors of Realty Income Corporation from November 2019 until January 2021. Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Key Qualifications and Experience

Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a REIT, as well as her public company directorship experience.

Sen. Joseph I. Lieberman Former U.S. Senator of the State of Connecticut and Current Senior Counsel at Kasowitz, Benson & Torres LLP
INDEPENDENT Director since: 2017 Committees: Audit; Governance Age: 80 Other Current Public Company Boards: ➣ L&F Acquisition Corp.

Professional Experience

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has been Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic nominee for Vice President of the United States in the 2000 presidential election, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy, including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman currently serves on the board of directors of L&F Acquisition Corp. (NYSE: LNFA.U.), where he serves as the Chair of the Compensation Committee. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Key Qualifications and Experience

Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Thomas A. Natelli President and Chief Executive Officer of Natelli Communities
INDEPENDENT Director since: 2019 Committees: Audit; Governance Age: 61 Other Current Public Company Boards: None

Professional Experience

Mr. Natelli has served as a director on the Board since September 2019. Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company, since 1987. Additionally, Mr. Natelli has served as Principal of MargRock Entertainment, a music publishing and artist development and management services company, since 2007. In July 2021, Mr. Natelli joined the Board of Quantum Loophole, Inc., a privately held developer of data center campuses. Mr. Natelli is the immediate past chairman and has served on the board of the School of Engineering at Duke University since 2006. He has served on the President’s Council of Catholic Charities of Washington DC since 2014. Previously, Mr. Natelli served on the board of directors of Chesapeake Lodging Trust (NYSE: CHSP) from 2010 until Park’s acquisition of Chesapeake in 2019; on the board of directors of Highland Hospitality Corporation (NYSE: HIH) from 2003 until 2007; on the board of trustees of Suburban Hospital Healthcare System from 1993 until 2006; and on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) from 2001 until 2005. Mr. Natelli served as President of the Board of the Montgomery County Chamber of Commerce in 1993, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received his Bachelor of Science degree in Mechanical Engineering from Duke University in 1982.

Key Qualifications and Experience

Mr. Natelli brings to the Board industry-specific experience in the real estate sector, as well as his public company directorship experience.

Timothy J. Naughton Executive Chairman of the Board and Former Chief Executive Officer of AvalonBay
INDEPENDENT Director since: 2017 Committees: Governance (Chair); Compensation Age: 60 Other Current Public Company Boards: ➣ AvalonBay Communities, Inc.

Professional Experience

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Executive Chairman of the Board of Directors of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”), a REIT focused on multifamily communities. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chairman of the board of directors for AvalonBay from May 2013 until January 2022, as Chief Executive Officer from January 2012 until January 2022, as President from February 2005 until February 2021, as Chief Operating Officer from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton served on the board of directors of Welltower Inc. (NYSE: WELL) from 2013 until 2019, previously served on the executive board of Nareit, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Key Qualifications and Experience

Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a REIT, as well as his extensive public company directorship experience.

Stephen I. Sadove Founding Partner of JW Levin Management Partners LLC and Former Chairman of the Board and Chief Executive Officer of Saks Inc.
INDEPENDENT Director since: 2017 Committees: Compensation (Chair); Governance Age: 70 Other Current Public Company Boards: ➣ Colgate-Palmolive Company ➣ Aramark ➣ Movado Group, Inc.

Professional Experience

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”), an owner and operator of high-end department stores in the United States. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director, Aramark (NYSE: ARMK), where he is also Non-Executive Chairman of the Board, Movado Group, Inc. (NYSE: MOV) and Waterloo Sparkling Water, a privately-held sparkling water producer, where he serves as Non-Executive Chairman of the Board. Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently is a life trustees of Hamilton College.

Key Qualifications and Experience

Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a large, national retailer, as well as his extensive public company directorship experience.

SUMMARY OF DIRECTOR NOMINEES’ SKILLS AND EXPERIENCE

	Baltimore, Thomas J., Jr.	Bedient, Patricia M.	Eckert, Thomas D.	Garrett, Geoffrey M.	Kelly, Christie B.	Lieberman, Sen. Joseph I.	Natelli, Thomas A.	Naughton, Timothy J.	Sadove, Stephen I.

ACCOUNTING / FINANCIAL EXPERTISE enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy		•	•		•

ACCOUNTING / FINANCIAL LITERACY enables a general understanding of our financial reporting and internal controls, ensuring transparency and accuracy	•	•	•	•	•	•	•	•	•

BOARD OF DIRECTORS experience in serving on public sector, private sector or non-profit boards	•	•	•	•	•	•	•	•	•

BUSINESS OPERATIONS experience provides directors with a practical understanding of developing, implementing and evaluating our operating plans and strategies	•	•	•	•	•		•	•	•

EXECUTIVE experience in leadership role as a company executive officer or head of a government or academic organization	•	•	•	•	•	•	•	•	•

FINANCIAL/CAPITAL MARKETS experience in raising the capital needed to fund a business	•	•	•		•		•	•	•

LODGING knowledge of the lodging industry and the issues facing hotels, brands and owners	•		•				•

MANAGEMENT experience provides directors a practical undertsanding of developing, implementing and assessing our operating plan and business strategy	•	•	•	•	•		•	•	•

REAL ESTATE experience is important to understanding the business and strategy of a real estate company	•	•	•	•	•		•	•	•

REITS prior knowledge of the issues facing real estate investment trusts including taxation and public markets	•	•	•		•		•	•	•

RETAIL experience is important in understanding hospitality as a retail platform and also the retail that exists in many hotels within the Company’s portfolio	•		•		•		•	•	•

RISK MANAGEMENT experience is critical to the Board’s role in overseeing the risks facing the Company	•	•	•	•	•	•	•	•	•

TECHNOLOGY / CYBER SYSTEMS relevant to the Company as it looks to enhance internal operations and assess cyber issues		•			•				•

CORPORATE

GOVERNANCE MATTERS

INTRODUCTION

Our Board is responsible for providing governance and oversight over the strategy, operations and management of Park. The primary mission of the Board is to represent and protect the interests of our stockholders and other stakeholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. We believe good governance strengthens the Board and management’s accountability. The following sections provide an overview of our corporate governance structure, including corporate governance highlights, stockholder outreach cycle, director independence, Board leadership structure and the responsibilities of the Board and each of its committees.

Annual election of directors	All of our directors are elected annually.

Majority voting/director resignation policy	Each director nominee must be elected by a majority of votes cast in uncontested elections. This majority voting standard complements our policy that requires any director nominee in an uncontested election who fails to receive a majority of the votes cast to promptly tender his or her resignation to the Board for the Board’s consideration.

Independent Board	All of our directors are independent except for our Chief Executive Officer.

100% independent Board committees	Each of our three Board committees consists solely of independent directors. Each standing committee operates under a written charter, that has been approved by the Board and which is reviewed annually.

Strong Lead Independent Director, elected by the independent directors	We have a Lead Independent Director of the Board who has comprehensive duties, including leading regular executive sessions of the Board.

Annual Board and committee evaluation process	The Governance Committee conducts an anonymous survey of the Board and its committees each year.

“Opted out” of certain Delaware anti-takeover protections	We have expressly elected that the Company not be governed by the anti-takeover protections provided by Section 203 of the Delaware General Corporation Law.

Director selection process	Our Board has a rigorous director selection process resulting in a diverse Board in terms of gender, experience, perspectives, skills and tenure. Additionally, our Board has approved a Policy Regarding Diversity as a Consideration for Board Nominations demonstrating its commitment to actively seeking out diverse candidates.

Authority to call special meetings	Stockholders holding 25% or more of our outstanding share capital have the right to convene a special meeting.

No stockholder rights plan (“Poison Pill”)	The Company does not have a poison pill.

Proxy access right	Eligible stockholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Active stockholder engagement	We regularly engage with our stockholders, with such engagement often including independent directors, to better understand their perspectives and provide received feedback to the Board.

Authority to amend by-laws	Stockholders consisting of at least a majority of the outstanding share capital are entitled to amend the Company’s by-laws.

Clawback policy	We maintain a clawback policy applicable to our senior leaders, which provides for the recoupment of annual and/or long-term incentive compensation under specified circumstances as further described under “Compensation Discussion and Analysis—Other Compensation Program Elements.”

Director and executive officer equity ownership requirements	Each Park officer is required to hold Park equity with a value equal to six times his compensation for our Chief Executive Officer and three times his/her compensation for Executive Committee members by the fifth anniversary of becoming subject to such policy. Each director is required to hold Park equity having a fair market value equal to five times the value of his or her annual cash retainer within five years of joining the Board.

Prohibition on hedging or pledging of company stock	Our directors and executive officers are prohibited from entering into hedging and pledging transactions.

ANNUAL STOCKHOLDER ENGAGEMENT CYCLE

Each year, our goal is to improve our ongoing, proactive outreach effort with our stockholders. Throughout the year, our investor relations team regularly communicates with investors, prospective investors and investment analysts. Meetings include in-person, telephone and video conferences. These meetings often include participation by our Chief Executive Officer, Chief Financial Officer and other members of our Executive Committee. Additionally, we engage in meaningful year-round public communications, including our quarterly earnings calls. Furthermore, as reflected in our Corporate Governance Guidelines, our Lead Independent Director is available for consultation and direct communication with stockholders. During 2021 and continuing into 2022, we engaged with stockholders on the following topics:

•	Our financial performance and market positioning in 2021

•	Our continuing response in navigating the COVID-19 pandemic

•	Our corporate responsibility programs and initiatives

•	Our leadership and diversity commitment and initiatives

•	Board oversight, including related to ESG, human capital and cybersecurity matters
•	Our growth strategy

•	Our executive compensation program and response to our 2021 say-on-pay vote

(Additional information on our discussions with stockholders specifically regarding executive compensation matters is provided on page 43 of this Proxy Statement)

•	Our climate-related risks and opportunities

•	Board governance, including our Board leadership structure

The feedback received from our stockholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable insights that help inform our decisions and our strategy, when appropriate.

BOARD LEADERSHIP STRUCTURE

Park believes that independent board oversight is an essential component of strong corporate performance. We also believe that the decision as to whether the positions of Chairman and Chief Executive Officer should be combined or separated, and whether an executive or an independent director should serve as the Chairman should be based upon the circumstances facing the company. Maintaining flexibility on this policy allows the Board to choose the leadership structure that will best serve the interests of the Company and its stockholders at any particular time.

The Right Structure for Right Now

The Board continues to believe that its current leadership structure, which has a combined role of Chairman and Chief Executive Officer, counterbalanced by a strong independent Board led by an experienced and empowered Lead Independent Director and independent directors chairing each of the Board Committees, provides the optimal balance between independent oversight of management and unified leadership. In the Board’s view, this structure allows Mr. Baltimore, as Chairman and Chief Executive Officer, to drive strategy at the Board level, while maintaining responsibility for executing on that strategy as Chief Executive Officer. At the same time, our Lead Independent Director works with Mr. Baltimore to set the agenda for the Board and also exercises additional oversight on behalf of the independent directors. The Board expects to continue to periodically review the appropriateness of this structure and consider feedback from our ongoing stockholder engagements to determine the structure that is in the best interests of the Company and its stockholders.

How We Select the Lead Independent Director

Our Corporate Governance Guidelines requires the independent directors to elect a Lead Independent Director on an annual basis.

LEAD INDEPENDENT DIRECTOR’S ROLE

BOARD LEADERSHIP. Provides leadership to the Board in any situation where the Chairman’s role may be perceived to be in conflict	LEADERSHIP OF INDEPENDENT DIRECTOR MEETINGS. Presides at all independent director meetings at which the Chairman is not present, including executive sessions of the independent directors

BOARD AGENDA, SCHEDULE & INFORMATION. Approves the agenda (with the ability to add agenda items), schedule and information sent to directors and calls additional meetings as needed	CHAIRMAN / DIRECTOR LIASON. Regularly meets with the Chairman and serves as liaison between the Chairman and the independent directors (although every director has direct access to the Chairmen)

STOCKHOLDER COMMUNICATIONS. Makes himself/herself available, if requested, by stockholders for consultation and direct communication

Mr. Bethune was elected by the independent directors in April 2021 to serve as Lead Independent Director. In light of Mr. Bethune’s decision not to stand for re-election at the 2022 annual meeting and consistent with the Board’s succession planning process, the independent directors have elected Mr. Sadove to serve as the new Lead Independent Director following the end of Mr. Bethune’s term. As a result of his election as Lead Independent Director, Mr. Sadove will no longer serve as Chair of the Compensation Committee following the completion of his current term as Chair.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

As a result of its review process, the Board has affirmatively determined that each of Ms. Bedient, Mr. Eckert, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Natelli, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Mr. Bethune, who will not be standing for re-election to the Board following the end of his current term, was also determined to be independent in 2021. The only member of the Board that is not independent is Mr. Baltimore, President and Chief Executive Officer of the Company.

BOARD COMMITTEES

Charters for each of the Board’s three standing committees can be found on the Corporate Governance—Governance Documents page of our website at pkhotelsandresorts.com/investors. All members of the Board’s standing committees are independent directors.

Audit Committee

MEMBERS All Independent	Christie B. Kelly, CHAIR Patricia M. Bedient Thomas D. Eckert	Geoffrey M. Garret Sen. Joseph I. Lieberman Thomas A. Natelli

ATTENDANCE 100%		MEETINGS IN 2021 4 Executive Sessions 4	REPORT Page 72

The Audit Committee’s duties and responsibilities include (without limitation) the following:

➣  Oversee the Company’s financial reporting, audit process, internal controls and legal, regulatory and ethical compliance

➣  Appoint the Company’s independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits

➣  Review and discuss the Company’s financial statements with management and the independent registered public accounting firm, including critical accounting policies and practices, material alternative financial treatments within GAAP and any disagreements with management and other material written communications between the independent registered public accounting firm and management

➣  Oversee the Company’s compliance with applicable laws and regulations and with the Company’s Code of Conduct

➣  Review and oversee the Company’s data privacy, information technology and security and cybersecurity risk exposures and the guidelines, programs and steps implemented by management to assess, manage and mitigate any such exposures

➣  Discuss the Company’s major enterprise and financial risk exposures and the steps management has taken to monitor and control such exposures

The Board has determined that each of the members of the Audit Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular.

The Board has also determined that each of the members of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Mmes. Bedient and Kelly and Mr. Eckert qualify as “audit committee financial experts” as defined under applicable SEC rules and regulations.

Compensation & Human Capital Committee (“Compensation Committee”)

MEMBERS All Independent	Stephen I. Sadove, CHAIR Gordon M. Bethune Thomas D. Eckert	Christie B. Kelly Timothy J. Naughton

ATTENDANCE 100%		MEETINGS IN 2021 5 Executive Sessions 5	REPORT Page 60

The Compensation Committee’s duties and responsibilities include (without limitation) the following:

➣  Oversee, review and approve the goals, objectives, compensation and benefits of our Chief Executive Officer and other executive officers

➣  Evaluate the performance of our Chief Executive Officer and other executive officers at least annually

➣  Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites

➣  Review and make recommendations to the Board with respect to director compensation

➣  Coordinate succession planning as it relates to the Chief Executive Officer

➣  Review and assess the incentives and the risks arising from the Company’s compensation policies, particularly performance-based compensation, as it relates to risk management practices and/or risk-taking incentives

➣  Review and discuss with management the Compensation Discussion and Analysis in the Company’s proxy statement

➣  Review reports from management related to the Company’s demographics, pay equity, personnel appointments and practices and the Company’s employee engagement and retention, diversity and inclusion and workplace environment, safety and culture initiatives

The Board has determined that each of the members of the Compensation Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Pursuant to its Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committee’s use of outside advisors with respect to 2021 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

Nominating, Governance & Corporate Responsibility Committee (“Governance Committee”)

MEMBERS All Independent	Timothy J. Naughton, CHAIR Patricia M. Bedient Gordon M. Bethune	Sen. Joseph I. Lieberman Thomas A. Natelli Stephen I. Sadove

ATTENDANCE 100%		MEETINGS IN 2021 2 Executive Sessions 2

The Governance Committee’s duties and responsibilities include (without limitation) the following:

➣  Recommend Board size and membership criteria and identify, evaluate and recommend qualified candidates to serve on the Board

➣  Review and make recommendations regarding Board and committee composition

➣  Oversee the Company’s corporate governance programs, policies and practices

➣  Review and recommend updates to the Corporate Governance Guidelines

➣  Oversee annual evaluation of the Board and its committees

➣  Review all “related party transactions”

➣  Oversee, review and discuss with management the Company’s activities related to corporate responsibility, sustainability and ESG matters

The Board has determined that each of the members of the Governance Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee rotation policy. Changes to committee assignments are made based on committee needs, director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

MEETINGS

The Board, in accordance with our Corporate Governance Guidelines, expects that all directors make every effort to attend all meetings of the Board and the committees on which the director serves as well as the annual stockholder meeting. Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present.

In 2021, the Board held six meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Governance Committee held two meetings. In 2021, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves during his or her period of service as a director. Due to the continuing concerns regarding health and safety in connection with the COVID-19 pandemic, only one of our directors was able to attend the 2021 annual meeting of stockholders.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines can be found on the Corporate Governance—Governance Documents page of our website at pkhotelsandresorts.com/investors.

CODE OF CONDUCT & WHISTLEBLOWER POLICY

The Board has adopted a Code of Conduct, which can be found on the Corporate Governance—Governance Documents page of our website at pkhotelsandresorts.com/investors.

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

The Company also maintains a Whistleblower Policy that establishes procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters or practices that may include or result in any such questionable accounting or auditing matters.

RISK MANAGEMENT OVERSIGHT

Board of Directors

The Board has overall responsibility for risk oversight. A fundamental part of this risk oversight is not only understanding the material risks that Park faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Park.

While the full Board has overall responsibility for risk oversight, it is supported in this function by the Audit Committee, the
Compensation Committee and the Governance Committee.

Audit Committee	Compensation & Human Capital Committee	Nominating, Governance & Corporate Responsibility Committee

•  Responsible for reviewing the Company’s accounting reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls

•  Responsible for reviewing the Company’s major enterprise and financial risk exposures, including business continuity and operational risks and cybersecurity, and the steps management has taken to monitor and control such exposures

•  Oversees the Company’s risk assessment, risk management and risk mitigation policies and programs, including with respect to enterprise risk management, data privacy and cybersecurity risk exposures

•  Receives and reviews periodic compliance reports from management regarding the Company’s compliance with applicable laws and regulations and with the Company’s Code of Conduct

•  Responsible for reviewing and overseeing the management of any potential material risks related to Park’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters

•  Oversees the development, implementation and effectiveness of the Company’s practices, policies and strategies relating to human capital and talent management and matters relating to the Company’s demographics, pay equity, personnel appointments and practices and the Company’s employee engagement and retention, diversity and inclusion and workplace environment, safety and culture initiatives

•  Oversees Chief Executive Officer succession planning

•  Oversees risks associated with the Company’s corporate governance programs, policies and practices

•  Oversees and reviews the Company’s activities related to corporate social responsibility and sustainability matters, including Park’s overall ESG strategies, policies, practices, goals and programs

In 2022, the Board updated each of its committee’s charters to formalize and/or expand on certain oversight responsibilities for each committee, including enterprise risk management and cybersecurity oversight by the Audit Committee, human capital and talent management oversight by the Compensation Committee and sustainability, corporate responsibility and ESG oversight by the Governance Committee.

BOARD OVERSIGHT OF MANAGEMENT SUCCESSION PLANNING AND TALENT DEVELOPMENT

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. Our Compensation Committee is required under its charter to oversee the evaluation of the Company’s executive officers, including the nature and frequency of the evaluation process. As well, the Compensation Committee is required to coordinate succession planning as it relates to the Chief Executive Officer.

At least annually, our Board receives an update on the Company’s multi-faceted approach to improving the capabilities of our existing leaders and nurturing our next generation of high-performers. The Company’s development programs include a continuous feedback and review process, a manager development series, lunch & learn sessions and executive mentors. Additionally, the Company selects approximately four or five high-performing leaders from within the organization each year to participate in a formal and intensive Leadership Development Program that lasts for approximately six months. It is the Company’s intention that these various programs will ensure continuity of leadership over the long term and form the basis on which the Company may make ongoing leadership assignments.

BOARD AND COMMITTEE SELF-EVALUATION PROCESS

Our Board and each of its committees have a robust annual self-evaluation process.

1

DETERMINE FORMAT

The Governance Committee oversees the annual self-evaluation process on behalf of the Board, which involves the completion of a written questionnaire by each director. Each year, the Governance Committee reviews and updates the tailored assessment focusing on various topics, including Board and committee composition, processes, dynamic, performance, effectiveness and contributions to the Company.

2	CONDUCT BOARD AND COMMITTEE EVALUATIONS Members of the Board and each committee participate in the formal evaluation process by anonymously completing the approved written questionnaire.

3

REVIEW FEEDBACK IN EXECUTIVE SESSION

The Lead Independent Director receives a memo summarizing and tabulating the results of the questionnaires in order to ensure that responses remain anonymous. The Lead Independent Director leads a discussion in executive session with the full Board to review the results of the self-evaluation and identify follow up items.

The committee self-evaluation process involves a review and discussion for each committee. The process is led by the chair of each committee and is conducted in executive session.

4

RESPOND TO DIRECTOR INPUT

In response to feedback from the evaluation process, the Board and committees work with management to consider adjustments or enhancements to further Board and committee effectiveness.

As a result of the Board’s self-evaluation processes in recent years, the Board has adopted certain improvements, including adjusting meeting schedules to allow more time at certain committee meetings throughout the year, evaluating Board materials to determine the most efficient and effective way to provide materials to facilitate a robust discussion, adding to the Board’s annual calendar a comprehensive Board meeting dedicated to corporate strategy and reviewing and updating agenda items to be considered at meetings to use the Board’s time most effectively.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Governance Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Governance Committee may consider:

a.

relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.

all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Governance Committee may also retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Governance Committee expects to consider current Board members by balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Governance Committee decides not to re-nominate a director, the Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS FOR BOARD NOMINATIONS

The Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to recommend qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a recommended director candidate. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each recommended candidate all information required under our by-laws and any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the recommended candidate’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Governance Committee.

Submissions received through this process will be forwarded to the Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Governance Committee for directors of the Company will be considered by the Governance Committee. Acceptance of a recommendation for consideration does not imply the Governance Committee will nominate or recommend for nomination the recommended candidate. Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director. In addition, stockholders may nominate directors for election to the board by following the procedures in our by-laws, as described below under “Other Matters—Stockholder Proposals for 2023 Annual Meeting.”

Stockholders who would like to nominate a candidate for director by providing advance notice of the nomination pursuant to our by-laws must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

PROXY ACCESS

In February 2019, our Board adopted amended and restated by-laws which include a proxy access provision to permit a stockholder, or a group of up to 20 stockholders, meeting specified eligibility requirements, to nominate and include director candidates constituting up to the greater of two nominees or 20% of the number of directors then in office in the Company’s proxy materials for any annual meeting of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned 3% or more of the Company’s outstanding common stock continuously for at least three years

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director candidates in the Company’s proxy materials and provide other required information to the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting).

Stockholders who would like to nominate a candidate for director via proxy access must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

DIVERSITY POLICY

Pursuant to the Board’s Policy Regarding Diversity as a Consideration for Board Nominations, the Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity – to be an important factor in the consideration of candidates for nomination to the Board. However, no new candidates have been nominated for the Board since the adoption of this policy (other than Mr. Garrett, who was originally nominated by a large former stockholder pursuant to a then-existing stockholder agreement, and Messrs. Eckert and Natelli, who were both originally nominated in September 2019 pursuant to and in accordance with the terms of that certain Merger Agreement with Chesapeake Lodging Trust). As a result, the Board has not yet had an opportunity to evaluate the effectiveness of this policy.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR

COMPENSATION

COMPENSATION PROGRAM

Introduction

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. In considering and ultimately recommending the compensation for our non-employee directors, the Compensation Committee reviewed and considered peer data and analysis and recommendation from the Compensation Committee’s independent compensation consultant.

Program Details

Our independent directors receive director compensation for the period from the annual meeting at which they are elected until the next annual meeting. For the 2021-2022 period, our annual compensation program for independent directors is summarized in the table below:

Item	April 2021 — April 2022

Annual Cash Retainer for Board Members	$80,000

Annual Cash Retainer for Lead Independent Director	$35,000

Annual Cash Retainer for each Audit, Compensation and/or Governance Committee Membership (Other than the Chairperson)	$7,500

Annual Cash Retainer for Audit Committee Chairperson	$25,000

Annual Cash Retainer for each of Compensation Committee and Governance Committee Chairperson	$20,000

Annual Equity Award for All Board Members	$140,000

Our Chairman and Chief Executive Officer does not receive any additional compensation for serving as a director. On April 30, 2021, each independent director received a grant of restricted stock in an amount equal to the annual equity award for the service period from May 1, 2021 until April 27, 2022, the date of our 2022 annual meeting, with such awards vesting on the date of the 2022 annual meeting. Our directors, as holders of restricted stock, will receive dividends, if any, on such restricted stock at the same time that regular dividend payments are made on the Company’s common stock. We do not expect any changes to the director compensation program for the 2022-2023 period. The next equity award grant to our independent directors is expected to be made on or around the date of our 2022 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2023 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive all or a portion of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date that is five business days before the regular quarterly payment date of such cash fees. Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

Program Rationale

The Company is the second-largest publicly-traded lodging REIT by enterprise value in the United States and was spun-off as a separate public company from Hilton to own complex lodging real estate held by Hilton in many instances for decades. In recommending director compensation, the Compensation Committee considered the complexity of issues overseen by the Board that are not commensurate with smaller, less complex lodging REITs. In particular, the Compensation Committee considered the following when determining the appropriate level of director compensation –

•

the complexity of matters that arise from the Company’s origin from a “propco/opco” Spin-off from Hilton, including commercial, governance and tax matters that require ongoing Board awareness and attention

•	the additional challenges faced from running a large, geographically dispersed portfolio

•	the sophistication of the Company’s portfolio, including joint venture and ground-leased assets, and

•

the potential for substantial transactions in the future (including additional complex portfolio dispositions, joint ventures, mergers or portfolio acquisitions) requiring substantial Board attention in order to effect meaningful portfolio transformation and growth for Park – and the related time commitment and expertise to advise on such transactions and related integration matters.

As a result, the Company’s director compensation was established in recognition of the amount of time and attention required of Board members in order for them to fulfill their responsibilities to the Company. In 2019, the Company acquired Chesapeake, which was an example of the type of significant transactional work expected by the Company’s directors to meaningfully effect Park’s transformation and growth. Despite this transaction and other complex issues recently faced by the Company that have required significant time and attention from the Board, the Compensation Committee has not adjusted director compensation since 2018.

The benefits that the Company gains from having such experienced and sophisticated directors have never been more valued than during the last two turbulent years. From the outset of the COVID-19 pandemic in March 2020, our Board has been focused on its oversight and risk management responsibilities. Throughout the crisis, our Board has been in regular contact with management, advising management as it continues to respond to this unprecedented period. Among other topics, the Board has reviewed and advised on our key strategic initiatives to increase and preserve our liquidity and financial flexibility, fortify our balance sheet, manage the suspension and reopening of various hotels in our portfolio and mitigate the unique risks presented by the COVID-19 pandemic and its effects on the lodging and hospitality industry.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer (exclusive of any additional cash retainer payable for service on a committee or as Lead Independent Director or a chairperson of the Board or committee). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying unvested time-vesting restricted stock and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy (the “Initial Compliance Deadline”). Following a director’s Initial Compliance Deadline, compliance with this policy is measured annually on the first business day of each calendar year, using the annual cash retainer then in effect and the average closing stock price of the Company’s common stock as reported on the NYSE during the immediately ended prior calendar year. As of January 4, 2022, each of our independent directors satisfied this requirement.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year (including associated room taxes and fees) at properties owned by the Company for their own use or use by family members accompanying them. Direct, incremental costs of the director’s room stay charge (i.e., the cost of cleaning the room daily) are considered compensatory to the director and the Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2021

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2021. Mr. Baltimore is compensated as an executive officer and did not receive any compensation from the Company for serving as a director during fiscal year 2021.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia M. Bedient	94,981	139,995	-	234,976
Gordon M. Bethune	130,000	139,995	210	270,205
Thomas D. Eckert	92,555	139,995	120	232,670
Geoffrey M. Garrett	87,500	139,995	140	227,635
Christie B. Kelly	112,452	139,995	200	252,647
Sen. Joseph I. Lieberman	95,000	139,995	900	235,895
Thomas A. Natelli	92,524	139,995	-	232,519
Timothy J. Naughton	107,447	139,995	-	247,442
Stephen I. Sadove	107,447	139,995	105	247,547

(1)

The following directors elected to receive all or a portion of their respective cash compensation in the form of fully vested shares of the Company’s common stock, which election resulted in the following number of fully vested shares being granted during fiscal year 2021, which number of shares were determined using the closing price of Park’s common stock on the NYSE on the applicable grant date: Ms. Bedient, 4,632; Ms. Kelly, 5,484; Mr. Natelli, 4,517; Mr. Naughton, 5,240; and Mr. Sadove, 5,240.

(2)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of each director’s restricted stock award granted in fiscal year 2021, computed in accordance with Financial Accounting Standards Board and Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of such awards is determined using the fair value of the underlying common stock on the grant date. As of December 31, 2021, each of our non-employee directors held 6,275 restricted shares.

(3)	Amounts shown in the All Other Compensation column reflect the complimentary rooms, valued at the incremental cost to Park of the hotel room stay, for directors staying at properties owned by Park.

PARK’S

EXECUTIVE OFFICERS

EXECUTIVE OFFICER BIOGRAPHIES

Set forth below is certain information regarding each of our current executive officers as of March 4, 2022, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors – Director Nominees.”

Sean M. Dell’Orto Executive Vice President, Chief Financial Officer and Treasurer Age 47

Professional Experience

Mr. Dell’Orto has served as our Executive Vice President and Chief Financial Officer since December 2016 and also as our Treasurer from December 2016 until February 2020 and then again starting in January 2022. Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT), a global hospitality company, from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania. Mr. Dell’Orto served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Dell’Orto currently serves on the board of directors for the University of Virginia Foundation.

Carl A. Mayfield Executive Vice President, Design and Construction Age 58

Professional Experience

Mr. Mayfield has served as our Executive Vice President, Design and Construction since September 2018. Prior to joining the Company, Mr. Mayfield served most recently as the Senior Vice President of Design & Construction at RLJ Lodging Trust (NYSE: RLJ), a lodging REIT, and RLJ Development, LLC from February 2004 to September 2018. Prior to his tenure at RLJ, Mr. Mayfield served as the Project Executive for Georgetown University’s $300 million, mixed-use campus expansion project and held senior positions representing Washington Sports and Entertainment and The World Bank. Mr. Mayfield received his Bachelor of Science degree in Civil Engineering from University of Delaware and his Master of Science degree in Real Estate Development from Johns Hopkins University. Mr. Mayfield currently serves on the board of directors of the American Red Cross of the National Capital Region and the Montgomery County Boys and Girls Club. He is also an executive mentor to graduate students at the Georgetown University McDonough School of Business.

Thomas C. Morey Executive Vice President and Chief Investment Officer Age 50

Professional Experience

Mr. Morey joined the Company in August 2016 and has served as our Executive Vice President and Chief Investment Officer since January 2020. From December 2016 until February 2018, he served as our Senior Vice President and General Counsel. From February 2018 until January 2020, he served as our Executive Vice President and General Counsel (and he continued to serve as our General Counsel on an interim basis from January 2020 until October 2020 when his successor was appointed). Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust, a multifamily, office and retail REIT, from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School. Mr. Morey served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017.

Jill C. Olander Executive Vice President, Human Resources Age 48

Professional Experience

Ms. Olander has served as our Executive Vice President, Human Resources since February 2018 and, prior to that, as our Senior Vice President, Human Resources from January 2017 until February 2018. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), a global hospitality company, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Nancy M. Vu Senior Vice President, General Counsel and Secretary Age 46

Professional Experience

Ms. Vu joined the Company in October 2016 and has served as our Senior Vice President, General Counsel and Secretary since October 2020. From October 2016 until January 2020, she served as our Assistant General Counsel – Real Estate, and from January 2020 until October 2020, she served as Senior Vice President and Deputy General Counsel. Prior to joining the Company, Ms. Vu served as Senior Director, Asset Management at Choice Hotels International (NYSE: CHH) from 2014 to 2016, leading and managing real estate, joint venture and capital transactions and investments for her assigned portfolio of assets. Ms. Vu previously served as Senior Counsel at RLJ Lodging Trust (NYSE: RLJ) from 2013 to 2014 and as Senior Counsel at Choice Hotels International from 2010 to 2013. Ms. Vu received her Bachelor of Science degree from Georgetown University and her Juris Doctor degree from the University of San Diego.

There are no family relationships among any of our directors or executive officers.

PROPOSAL 2

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our by-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders. Accordingly, we anticipate that the next such vote will occur at the 2023 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION

DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) under the executive compensation programs adopted by the Compensation & Human Capital Committee (in this section, the “Committee”). For fiscal year 2021, our NEOs were:

Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer

Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer

Carl A. Mayfield	Executive Vice President, Design and Construction

Thomas C. Morey	Executive Vice President and Chief Investment Officer

Nancy M. Vu	Senior Vice President, General Counsel and Secretary

INDUSTRY AND COMPANY PERFORMANCE HIGHLIGHTS

2020 was one of the most challenging and disruptive years ever experienced in the lodging and hospitality industry. While we started 2021 optimistic as we watched the roll-out and distribution of COVID-19 vaccines across the country, the Company continued to face many uncertainties, including the impact of the ongoing pandemic, the emergence of new COVID-19 variants, the availability and acceptance of vaccines by the public and the willingness of the public to begin traveling again for both leisure and for business. Despite these obstacles, in fiscal year 2021, Park’s operations successfully began to return to some element of normal as we finished the year with 96% of our portfolio-wide rooms open, restarted working on several key redevelopment projects, recommenced our capital recycling efforts and continued to strengthen our balance sheet. All the while, the Company supported our employees by not conducting corporate-level layoffs or benefit cuts in response to the continuing impact of the pandemic on the Company’s business, while also enhancing the health and wellness offerings to our employees. Key actions taken in 2021 include:

•

successfully reopening six hotels during the year – resulting in all but two hotels in the Company’s portfolio being open by the year end – while continuously remaining focused on creating a safe environment for our guests

•

reimagining our operating model to create significant cost reduction while also working with our operating partners to prioritize meaningful changes to our processes, standards and amenities such as enhanced cleaning and limiting face-to-face contact

•	recommencing $110 million meeting space platform expansion project at the Bonnet Creek complex to add more than 100,000 square feet of meeting and event space

•	completing an offering of senior secured notes, raising $750 million and utilizing the net proceeds to repay outstanding bank debt by approximately $737 million

•

completing the sales of five consolidated hotels for total gross proceeds of approximately $477 million and utilizing the net proceeds to repay outstanding bank debt by $456 million, leaving just $78 million outstanding on Park’s sole remaining corporate term loan and no amounts outstanding on the revolving credit facility

•	strengthening our liquidity position by the end of fiscal year 2021, with over $1.6 billion in liquidity

•	increasing diversity and inclusion initiatives and activities, including the addition of a separate, mandatory training on diversity, equity, inclusion and unconscious bias for all employees; and

•

enhancing our health and wellness programs and offerings to focus on the physical, mental and spiritual well-being of our employees, including a flu shot clinic, paid membership for each employee to a 24/7 membership-based primary care medical practice, mindfulness training with dedicated coaches and leaders, emotional intelligence workshops and “Wellness Wednesdays,” an initiative targeted to improve physical, social, mental and spiritual wellbeing through bi-weekly Company-wide virtual events.

In fiscal year 2021, as described in the preceding section and in more detail below under “—Compensation Framework—Short-Term Incentive—Individual Performance Objectives”, our NEOs showed exceptional performance and leadership both in managing the Company in the face of the continuing COVID-19 pandemic and in strengthening the Company’s fundamentals and operating efficiencies, which we believe will enable the Company to build long-term value.

Throughout the pandemic, Park has remained focused on its ultimate mission of delivering superior, risk-adjusted returns for stockholders. Since its Spin-off, Park’s total stockholder return has outperformed approximately half of the companies in the FTSE Nareit Lodging Resorts Index with a market capitalization in excess of $1 billion (see Total Stockholder Return – Spin-off through 2021 chart below). However, as Park’s strategy regarding group and business transient segments has been acutely impacted by the COVID-19 pandemic, Park’s relative total stockholder return for fiscal year 2021 lagged behind many of its comparable companies (see Total Stockholder Return – 2021 chart below), particularly those that do not target the group and business segments. Despite these continuing challenges, we remain confident that by maintaining our focus on our key priorities, which includes aggressive asset management, prudent capital allocation and the de-leveraging of our balance sheet, we will be able to create sustained, long-term value and returns for our stockholders.

*Source: FactSet data as of December 31, 2021.

For more information on our 2021 results and other related financial measures, see our 2021 Annual Report.

2021 SAY-ON-PAY

Every year, Park provides
stockholders with the
opportunity for an advisory
(non-binding) vote on our
executive compensation
program (a “say-on-pay”
vote). At our 2021 annual
meeting of stockholders,
approximately 18% of our
stockholders supported our
advisory vote on executive
compensation. As a result, our
2021 say-on-pay advisory
proposal did not pass. This
vote was disappointing and in
stark contrast to the
historically strong say-on-pay
support that we had received
since the Spin-off as illustrated
in the corresponding chart.

Following this vote, the Committee undertook an extensive stockholder outreach and engagement initiative in order to better understand our investors’ views regarding the Company’s executive compensation program. We reached out to 30 stockholders representing approximately 69% of our outstanding shares of common stock to invite them to participate in calls to discuss our executive compensation programs. Ultimately, 13 stockholders representing approximately 38% of our outstanding shares of common stock accepted our invitation to share feedback. Meetings took place in the fall/winter of 2021 and in early 2022 and were led by the Chair of the Committee.

Key Themes from Stockholder Engagement

While our stockholders were generally in favor of the design of our executive compensation program, many expressed concern with the granting of special awards in 2020 outside of our annual compensation program, as well as a request (i) to return to the rigorous and measurable targets that had been in place prior to adjusting the program in response to the impact from COVID-19 and (ii) to enhance disclosure around the achievement of short-term incentive awards. Our

Committee is committed to implementing compensation programs that align with the interests of our stockholders. Our Committee confirmed that (i) it does not intend to make future special or one-time awards to our executive officers (except in connection with new hires and promotions) and (ii) Park’s executive compensation programs returned to a more normal framework – with rigorous and measurable targets and pay for performance alignment – in 2021. We have also enhanced disclosure around the achievement of the 2021 annual incentive awards.

What We Heard	What We Did

Special Awards/One-Time Grants – Strong opposition to special or one-time awards; should only be used in very limited instances	Committee confirmed that there is no intention to grant special or one-time awards to its executive officers (outside of new hires and promotions).

Executive Compensation Framework/Structure – Very supportive of the framework and design of our traditional (pre COVID-19 impacted) executive compensation program	Committee confirmed a return to Park’s normal LTIP compensation structure for FY 2021 and expected STIP for 2022, the same construct that received a score of a “1” by ISS for three consecutive years and stockholder support of 95%+ on say-on-pay vote.

Pay for Performance Alignment – Stressed that executive compensation should have strong linkage of pay for performance alignment

In February 2022, in response to stockholder feedback, the Committee amended the LTIP to increase the performance-based portion for executive’s target annual equity award:

-    from 60% to 65% for CEO

-    from 50% to 60% for Executive Committee members and/or Section 16 officers (other than CEO) – this being the first increase in the amount of LTIP tied to performance since the Spin-off

This change will go into effect for 2022 compensation awards.

Furthermore, as an example of our pay for performance alignment, due to our 2019-2021 relative TSR performance, 0% of the performance shares were earned.

Rigor of Targets – Request for STIP corporate objectives to be set at rigorous levels and for individual performance objectives to be more clearly defined

While highly supportive of relative total shareholder return (“TSR”) to other hotel REITs as the primary metric for LTIP awards, request to consider a limitation on PSU payout in the event that the Company’s TSR is negative or a possible additional metric for LTIP awards

There was a return to traditional rigorous objectives with measurable targets for 2021. Enhanced disclosure detailing the return to more normal corporate objectives is provided in this CD&A under the discussion “—Compensation Framework – Short-Term Incentive.”

The Committee implemented a modifier to the NEO’s 2022 PSU awards that adjusts PSU payout in the event that the Company’s TSR is negative for the applicable PSU award’s performance period.

ESG Metrics Tied to Compensation – Request for a portion of executive compensation be tied to ESG metrics – which metrics should be specific, material to the Company, objective and measurable	While ESG metrics have been included in certain executive officer’s individual objectives for the STIP (including Mr. Baltimore’s individual objectives for 2021), the Committee has introduced a formal ESG scorecard for implementation for 2022.

The Committee expects to continue to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

EXECUTIVE COMPENSATION KEY ATTRIBUTES

Set forth below is a summary of some of the key attributes that define our executive compensation program.

What We Do	What We Don’t Do

✓ Maintain a short-term incentive program that is performance oriented and is based on rigorous and measurable Company performance metrics and individual performance objectives	× No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return as the sole performance metric for our performance stock units that are tied to multi-year performance	× No tax gross-ups upon a change in control

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for our Chief Executive Officer • 3x for other executive officers • 5x annual cash retainer for directors

×     No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✓ Engage an independent compensation consultant	× No pledging or hedging activities permitted by our executives and directors

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked	× No plan design features that encourage excessive or imprudent risk taking

✓ Offer limited perquisites	× No dividends on unearned performance stock units

✓ Maintain an incentive compensation clawback policy, allowing the Company to recover annual and/or long-term incentive compensation in certain situations

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, other than our Chief Executive Officer, the Committee considers, among other things, the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value

•	To attract and retain top talent

•	To reinforce our business objectives and the Company’s values

•	To motivate management to balance short-term objectives with long-term value creation to the stockholders, and

•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

In 2017, following the Spin-off, the Committee engaged the services of Ferguson Partners Consulting L.P. (“FPC” – formerly known as FPL Associates L.P.) as its independent compensation consultant. FPC provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. A representative of FPC typically attends meetings of the Committee and communicates with the Committee Chair between meetings. FPC reports directly to the Committee, and the Committee has the sole power to terminate or replace FPC at any time. The Committee assessed the independence of FPC in 2021 in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPC as its independent compensation consultant.

During 2021, FPC did not work for management and did not receive any compensation from the Company other than for its work in advising the Committee.

USE OF PEER GROUP DATA

The Committee uses compensation data compiled from Park’s peer groups of companies for benchmarking purposes. The Committee reviews such data annually. As well, the Committee updates, as necessary and upon recommendation of FPC, the companies in our peer groups. Traditionally, companies compare their compensation practices and performance against the performance of a single group of companies whose business model and industry are relatively similar to those of the company. However, in recognition of the size and complexity of the Company, the Committee, at FPC’s recommendation, determined that it would be appropriate to utilize two peer groups — one for size and one for the lodging industry — in designing and administering the Company’s 2021 compensation programs.

In January 2021, the Committee approved the 12-company size-based peer group and the 9-company lodging REIT-based peer group set forth below. The size-based peer group took into account comparability in size in terms of market/total capitalization and similar revenue streams (i.e., generally real estate businesses with short-term “lease/rental” durations). The lodging REIT-based peer group includes REITs with a strategic focus on hotel assets. The Committee expects to continue to annually review the composition of our peer groups and make changes when appropriate.

Size-Based Peer Group		Lodging REIT-Based Peer Group

Apartment Income REIT Corp.	Hyatt Hotels Corporation	Apple Hospitality REIT, Inc.	Ryman Hospitality Properties, Inc.

Apple Hospitality REIT, Inc.	JBG SMITH Properties	DiamondRock Hospitality Company	Summit Hotel Properties, Inc.

Camden Property Trust	RLJ Lodging Trust	Host Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.

CubeSmart	Ryman Hospitality Properties, Inc.	Pebblebrook Hotel Trust	Xenia Hotels & Resorts, Inc.

Federal Realty Investment Trust	Sunstone Hotel Investors, Inc.	RLJ Lodging Trust

Host Hotels & Resorts, Inc.	Wyndham Worldwide Corporation

The size-based peer group has been utilized in designing pay programs calculated to attract and retain key employees in recognition of the greater responsibilities involved in managing a company of our size and complexity. The lodging REIT-based peer group has been utilized to assess Company executive compensation practices against other lodging REITs. We believe the peer group companies represent the size and industry with which we currently compete for executive talent. The peer group companies also include many of our principal business peers.

FPC’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and an annualized long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that is provided in the market based on FPC’s comparison analysis.

In January 2022, the Committee again reviewed the composition of our size-based peer group and our lodging REIT-based peer group. Due to the overlap that has developed between the two peer groups over time and, upon the recommendation of FPC, for fiscal year 2022 executive compensation benchmarking purposes the Committee approved transitioning to a single peer group consisting of 14 companies primarily operating in the real estate and/or hotel/lodging industries that are between 0.5x and 2.0x the size of the Company. Of the companies previously included in the size-based peer group and our lodging REIT-based peer group, only DiamondRock Hospitality Company and Summit Hotel Properties, Inc. were removed from this new single peer group as neither of those companies fit within the size threshold.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the General Counsel, the Chief Financial Officer and the Executive Vice President, Human Resources are the officers of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer is assessed directly by the Committee in executive session without the Chief Executive Officer present.

COMPENSATION FRAMEWORK

The primary components of our 2021 executive compensation program are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

Compensation and Performance Alignment

The Committee takes seriously its responsibility to maintain appropriate pay for performance alignment and has structured the executive compensation program so that the vast majority of compensation value delivered to our executives is in the form of compensation that is variable or “at-risk” based on Park’s performance or relative total stockholder return. The following charts illustrate the mix between the compensation elements (base salary, annual short-term incentive in the form of cash and annual long-term incentive in the form of RSAs and PSUs) for our Chief Executive Officer and the average of our other NEOs, in each case based on target levels of compensation. Consistent with our compensation philosophy, approximately 87.5% of our Chief Executive Officer’s compensation was performance-based or at risk and approximately 74.6% of the average compensation of our other NEOs was performance-based or at risk.

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2021 Actual Base Salaries

For fiscal year 2021, the Committee reviewed and approved the base salaries shown below:

	Base Salary(1) ($)
Name	Fiscal Year 2021(2)	Fiscal Year 2020	% Change

Thomas J. Baltimore, Jr.	1,000,000	1,000,000(3)	0%

Sean M. Dell’Orto	500,000	500,000	0%

Carl A. Mayfield	475,000	475,000	0%

Thomas C. Morey	500,000	500,000	0%

Nancy M. Vu(4)	375,000	—	—

(1)	The amounts shown reflect annualized base salary amounts. Actual base salary amounts received by the NEOs are reported in the 2021 Summary Compensation Table.
(2)

In February 2022, the Committee approved increasing annual base salary starting in February 2022 to $550,000 for Mr. Dell’Orto, $522,500 for Mr. Mayfield, $550,000 for Mr. Morey and $435,000 for Ms. Vu. Mr. Baltimore did not receive any increase to his annual base salary.

(3)

Mr. Baltimore’s unreduced base salary for fiscal year 2020 was $1,000,000. However, on account of the COVID-19 pandemic, Mr. Baltimore waived his base salary beginning in April 2020 for the remainder of fiscal year 2020 (excluding the minimum amount of salary that was required to be paid under applicable laws and after applicable taxes and pre- and post- tax amounts required to be contributed to the Company’s benefit plans). The $431,504 of Mr. Baltimore’s waived base salary was used for the benefit of property-level employees negatively impacted as a result of the COVID-19 pandemic. As a result of this waiver, his approved base salary for 2020 appears higher than his salary earned in 2020 as reported in the 2021 Summary Compensation Table.
(4)	Ms. Vu is a new NEO of the Company for fiscal year 2021 and therefore, in accordance with SEC rules, only fiscal year 2021 base salary information is presented.

Short-Term Incentive

Structure

The Company’s executive short-term incentive program (the “STIP”) is designed to reward Company executives designated at the level of senior vice president and above based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each participant who is a member of the Executive Committee or is subject to Section 16 of the Exchange Act. Under the terms of the STIP (as amended) and unless otherwise determined by the Committee, the Target Bonus for each such participant will be in the amount or within the range set forth in the table below.

Participant Level	Target Bonus(1)
Chief Executive Officer	175% of base salary
Executive Vice President	100% of base salary
Senior Vice President	Up to 75% of base salary

(1)

The threshold and maximum amounts of the Chief Executive Officer’s bonus under the STIP will be 87.5% and 350%, respectively, of base salary (with the Committee having discretion to set a higher threshold amount and/or a higher maximum amount; however, such discretion to set a higher threshold and/or maximum amount was not used in 2021). The threshold and maximum amounts for each other NEO will be determined by the Committee each fiscal year.

Under the Company’s normal pre-pandemic
compensation practices, each fiscal year, annual STIP
bonuses will be earned based on the achievement of
(i) individual performance objectives and (ii) company
performance objectives as determined by the Committee
at the beginning of such fiscal year, with such allocation
between individual and corporate performance
objectives determined by the participant’s level as

	Target Bonus
Participant Level	Individual Performance Objective	Company Performance Objective
Chief Executive Officer	10%	90%
Executive Vice President	20%	80%
Senior Vice President	25%	75%

reflected in the corresponding table. As discussed below, for 2021, given the uncertain and rapidly evolving nature of the COVID-19 pandemic and its effects on the Company and its business, company performance objectives were set in two phases for the year.

Generally, to receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment (other than with respect to Mr. Baltimore whose payments upon termination of employment are set forth pursuant to the terms of his Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”)) prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2021 Target STIP Awards

In February 2021, the Committee approved a Target Bonus for fiscal year 2021 for Mr. Baltimore of 175% of his base salary, with his bonus range being set at 87.5% to 350% of his base salary. The Committee also approved 2021 Target Bonuses of 100% of base salary (with bonus ranges of 50% to 200% of base salary) for each of Messrs. Dell’Orto, Mayfield and Morey and a 2021 Target Bonus of 75% of base salary (with a bonus range of 37.5% to 150% of base salary) for Ms. Vu. The chart below sets forth the Target Bonus opportunity as a percent of base salary and actual STIP bonus opportunity in dollars for each NEO at the threshold, target and high level for fiscal year 2021:

Name	Target STIP Opportunity (as a % of base salary)	STIP Bonus Opportunity ($)
		Threshold ($)	Target ($)	High ($)
Thomas J. Baltimore, Jr.	175%	875,000	1,750,000	3,500,000
Sean M. Dell’Orto	100%	250,000	500,000	1,000,000
Carl A. Mayfield	100%	237,500	475,000	950,000
Thomas C. Morey	100%	250,000	500,000	1,000,000
Nancy M. Vu	75%	140,625	281,250	562,500

2021 Company Performance Objectives

In light of the continued uncertainty caused by the COVID-19 pandemic, including its impact on the Company’s business and near-term priorities in 2021, the Committee, with the assistance of FPC, began discussing in late 2020 the structure of the Company’s 2021 corporate performance objectives under the STIP with the goal of returning to the Company’s normal pre-pandemic compensation structure as soon as the Committee was able to better assess the timing and trajectory of the recovery from the COVID-19 pandemic. In February 2021, given the continued uncertain and rapidly evolving nature of the COVID-19 pandemic and its effects on the Company and its business, the Committee approved splitting the 2021 corporate performance objectives into two phases, with the first phase corporate performance objectives (the “Phase I Corporate Objectives”) being approved by the Committee in February 2021 and consisting of three measurable near term strategic priorities focused on navigating the effects of the COVID-19 pandemic on the Company and the second phase corporate performance objectives (the “Phase II Corporate Objectives”) being approved by the Committee in July 2021 when the Company and the Committee hoped to have greater visibility into the timing and trajectory of the recovery. The Committee also concluded that, for the purpose of annual STIP bonuses, the final 2021 corporate performance objectives would be calculated as follows: (i) the Phase I Corporate Objectives would be collectively weighted 50% and (ii) the Phase II Corporate Objectives would be collectively weighted 50%.

PHASE I CORPORATE OBJECTIVES – 50% weight

In February 2021, the Committee adopted the following Phase I Corporate Objectives for the first half of 2021. In addition, in order to ensure that each such objective was measurable, the Committee further approved detailed metrics to determine achievement of each Phase I Corporate Objective. The following chart sets forth the description and weighting of each Phase I Corporate Objective, as well as the threshold, target and high levels for such objectives and the achievement results in the first half of 2021. The Committee intended the objectives to be rigorous yet reflective of the current uncertain environment and aligned with the shared goal during the first half of 2021 of reopening hotels and strengthening the business.

Phase I Corporate Objective (50%)	Allocation	Description	Measurement			Achievement
			Threshold	Target	High
Liquidity & Cash Burn	35%	Maintain liquidity critical to withstand the continued disruption created by the COVID-19 pandemic and reduce the Company’s burn rate over time.
Hotel Re-Openings	15%	Safely re-open five to nine hotels during the first half of 2021	5	7	9	7
Portfolio Break-Even	10%	Achieve portfolio break-even within the first half of 2021	Jul ‘21	Apr ‘21	Jan ‘21	Mar ‘21
Return to Profitability Assessment	10%	Identify/implement initiatives to increase revenues and decrease costs	Threshold	Target	High	Target
Planning for Recovery	30%	Develop and implement initiatives to set the Company up for success as the industry begins to recover
Incremental Cost Savings	10%	Work collaboratively with brands and operators to identify and implement sustainable cost savings beyond the $70M identified in 2020	$5M	$15M	$25M	$14.7M
Re-start Renovation/ROI Projects	10%	Restart one to seven renovation or ROI projects that are at least $4M in size/value	1	4	7	4
Planning for Recovery Assessment	10%	Explore and evaluate future growth opportunities and efficiencies, including in regards to acquisitions, alternative capital sources and organizational structure	Threshold	Target	High	Target
Strengthen & De-Lever Balance Sheet	35%
Asset Sales	15%	Strategically sell assets in order to achieve $300-500M of proceeds for debt repayment	$50M	$200M	$350M	$173M
Repayment of Bank Debt ($M)	10%	Repay Revolver and Term Loan due 2024	$800M	$900M	$1,000M	$908M
Strengthen & De-Lever Balance Sheet Assessment	10%	Identify and execute on options to maintain cash on the balance sheet	Threshold	Target	High	Target

Based on the above achievements, the NEOs had an achievement level of 103% with respect to the Phase I Corporate Objectives.

PHASE II CORPORATE OBJECTIVES – 50% weight

In July 2021, in line with the Committee’s desire to return to a more normal compensation structure and based on visibility gained through the first half of 2021, the Committee adopted the following Phase II Corporate Objectives for the second half of 2021, which consisted of corporate financial metrics similar in focus to the metrics used in pre-pandemic STIP years. The Committee also assigned each performance objective a relevant weighting. The Committee selected the specific performance objectives because they complement various parts of the Company’s overall strategy and business goals as explained further below. The following chart sets forth the description and weighting of each Phase II Corporate Objective, as well as the threshold, target and high levels for such objectives and the achievement results.

Phase II Corporate Objective (50%)	Allocation	Description	Measurement			Achievement
			Threshold	Target	High
Consolidated Portfolio RevPAR	15%	Focuses on revenue within our portfolio - one of the Company’s core pillars of aggressive asset management	$100	$112.50	$125.00	$107.85
Hotel Adjusted EBITDA Margin	15%	Focuses on “margin improvement” - as expense reduction is another of our core pillars of aggressive asset management	5.00%	12.50%	20.00%	20.10%
Adjusted EBITDA	35%	Focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity	$25M	$100M	$175M	$158M
Debt Reduction	35%	Focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet	$200M	$400M	$600M	$285.6M

Based on the above achievements, the NEOs had an achievement level of 129% with respect to the Phase II Corporate Objectives. After applying the applicable 50% weighting to each of the two phases for the corporate objectives, the NEOs had an achievement level of 116% with respect to the final aggregate 2021 corporate performance objective.

Individual Performance Objectives

Each February, as part of the Company’s compensation cycle, the Committee sets individual performance objectives for the full year for Mr. Baltimore. Thereafter, Mr. Baltimore sets individual performance objectives for each other executive officer. At the end of each compensation cycle, Mr. Baltimore reviews and determines each executive officer’s individual performance rating and the Committee reviews and determines Mr. Baltimore’s individual performance rating. The following table highlights the assessed achievements, as well as the overall individual performance rating, for each NEO. When determining individual performance ratings, Mr. Baltimore or the Committee (as applicable) considers the impact each individual had on the Company’s overall goals and their respective departments, including the key performance highlights below.

Named Executive Officer	Individual Highlights
Thomas J. Baltimore, Jr.

•   Increased the Company’s stability by advancing key strategic objectives like effectively cutting operational costs and maintaining a strong balance sheet and sufficient liquidity

•   Navigated the ongoing challenges of the COVID-19 pandemic and applied a strategic lens to make decisions that moved the Company forward during the continuing crisis, including taking decisive action on when to open suspended hotels

•   Aggressively led the reimagination of our hotel operating model to create significant cost reductions, translating to nearly 300 basis points of estimated margin improvement

•   Worked with operators to ensure that the operating model efficiencies created during the pandemic were executed on and integrated for the long-term

•   Strengthened the Company’s commitment to elevating its people through succession planning and talent development, fostering an inclusive, equal and diverse culture and ensuring effective governance

•   Aligned and motivated the Company by modeling, communicating and reinforcing the Company’s mission, values and goals

•   Focused and enhanced ESG initiatives and disclosures

Sean M. Dell’Orto

•   Led the negotiations and successful execution of senior secured notes offering

•   Restructured the balance sheet by utilizing net proceeds from hotel dispositions and senior secured notes offering to repay outstanding bank debt

•   Led the development of enhanced financial reporting metrics and benchmarks critical to illustrate the state of the portfolio following the effects of the COVID-19 pandemic

•   Oversaw the establishment of an insurance captive entity, providing the Company with optionality when it comes to procuring property insurance

•   Oversaw enhanced disclosure related to ESG, including publication of the 2021 Annual Corporate Responsibility Report, second submission to GRESB and disclosure under TCFD

Carl A. Mayfield

•   Led the recommencement of the $110 million Bonnet Creek meeting space platform expansion project and hotel complex renovation

•   Oversaw asset preservation and maintenance work that capitalized on the opportunity to complete such improvements while hotel operations were suspended

•   Oversaw the creation of the Green Park Sustainability Playbook, allowing Park’s risk team to quickly mobilize after a storm event and minimize damage to internal building systems and finishes, as well as create safe conditions for first responders

•   Developed and implemented enhancements to the Company’s incident notification system and first responder programs with Park’s insurance partners

Named Executive Officer	Individual Highlights
Thomas C. Morey

•   Successfully led the negotiations and completion of the disposition of five hotels in 2021, generating total gross proceeds of approximately $477 million

•   Oversaw the development of a structured diligence process for reviewing potential acquisition targets

•   Oversaw the development of a comprehensive portfolio management platform, allowing the Company to develop a common vision, strategic plan and capital plan for each asset in the portfolio

•   Oversaw the creation of a comprehensive framework for the Company’s various ongoing development projects

Nancy M. Vu

•   Oversaw and advised on all legal aspects of the Company’s transactions, including the senior secured note offering and the disposition of five hotels, and regulatory matters

•   Assisted CEO with Board communication

•   Oversaw the legal analysis and negotiation of key operational matters with operators

•   Coordinated and participated in significantly expanded stockholder outreach efforts led by the Chair of the Compensation Committee

•   Oversaw the restructuring of the Company upper-tier entities into a “UPREIT” structure, resulting in a simplified structure and providing more optionality for future transactions

2021 Actual STIP Awards

Based on the above individual performance scores and the achievement of the corporate performance objectives set forth above, the Committee approved the following 2021 actual STIP awards:

Name	Corporate Objective Payout ($)	Individual Performance Payout ($)	Total 2021 STIP Award ($)	Percentage of Target Paid Out

Thomas J. Baltimore, Jr.	1,825,950	285,000	2,110,950	121%

Sean M. Dell’Orto	463,733	200,000	663,733	133%

Carl A. Mayfield	440,547	142,500	583,047	123%

Thomas C. Morey	463,733	200,000	663,733	133%

Nancy M. Vu	244,547	105,469	350,016	124%

Long-Term Incentive

Structure

The Company’s executive long-term incentive program (the “LTIP”) is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. Each fiscal year, the Committee will determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant who is a member of the Executive Committee or is subject to Section 16 of the Exchange Act. Pursuant to the LTIP, unless otherwise determined by the Committee, the Aggregate Target Value of each such participant, and the allocation of such Aggregate Target Value between a LTIP award granted in shares of restricted stock (“RSAs”) and a LTIP Award granted in performance-based restricted stock units (“PSUs”), will be in the amount or within the range set forth in the table below.

Participant Level	Aggregate Target Value	Allocation of Aggregate Target Value*
		RSAs	PSUs

Chief Executive Officer	$5,250,000 or more	40%	60%
Executive Vice President	Up to 275% of base salary	50%	50%
Senior Vice President	Up to 100% of base salary	50%	50%
*	In February 2022, the Committee amended the Executive LTIP to increase the PSU portion of the overall LTIP award granted (i) to Mr. Baltimore from 60% to 65% and (ii) to other NEOs from 50% to 60%.

The illustration below sets forth the structure of our LTIP in fiscal year 2021:

The terms of each RSA award and PSU award are described below.

•

Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the vesting period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•

Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE Nareit Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period (the “PSU TSR metric”), in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. As set forth in the chart below, the number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee.

PSU Performance Metrics	Relative TSR Hurdles	LTIP Payout Levels

Relative TSR vs. FTSE Nareit Lodging	Threshold: 25th Percentile	Threshold: 25%

Resorts Index	Target: 50th Percentile	Target: 100%
(Constituents with Market Cap.> $1B)	Maximum: 80th Percentile	Maximum: 200%

In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

2021 Target LTIP Awards

The following table presents the dollar value of the LTIP awards granted to each NEO in February 2021, including for each NEO the specific threshold, target and high PSU opportunities, the value of the RSAs granted and the Aggregate Target Value. PSU awards are denominated in units that convert into shares of our common stock upon vesting (rather than being denominated as a dollar value). As a result, the actual value received by the NEO upon vesting will take into account the value of our common stock at such time.

	Performance-based PSUs
Name	Threshold ($)	Target ($)	High ($)	Time-based RSAs ($)	LTIP Award Aggregate Target Value ($)
Thomas J. Baltimore, Jr.	787,500	3,150,000	6,300,000	2,100,000	5,250,000
Sean M. Dell’Orto	171,875	687,500	1,375,000	687,500	1,375,000
Carl A. Mayfield	103,906	415,625	831,250	415,625	831,250
Thomas C. Morey	137,500	550,000	1,100,000	550,000	1,100,000
Nancy M. Vu	46,875	187,500	375,000	187,500	375,000

2021 and 2022 Vesting of Previously-Granted PSUs Pursuant to Annual LTIP Awards

2018-2020 PSU Awards: In January 2021, the Committee reviewed and certified achievement of the PSU TSR metric for the 2018-2020 PSU award granted as a component of the 2018 annual LTIP awards in February 2018. These 2018-2020 PSU awards had a TSR performance period that commenced on January 1, 2018 and ended on December 31, 2020. Relative TSR for this 3-year performance period was at the 55th percentile. Consequently, 116% of the target number of 2018-2020 PSU awards granted in February 2018 were earned.

2019-2021 PSU Awards: In January 2022, the Committee reviewed and certified achievement of the PSU TSR metric for the 2019-2021 PSU awards granted as a component of the 2019 annual LTIP awards. These 2019-2021 PSU awards had a TSR performance period that commenced on January 1, 2019 and ended on December 31, 2021. Relative TSR for this 3-year performance period was at the 12.9th percentile, which is below the threshold level. Consequently, none of the target number of 2019-2021 PSU awards granted in February 2019 were earned.

The PSU awards granted as a component of the annual LTIP awards in fiscal years 2020 and 2021 are currently projecting achievement at the below-threshold level, which would result in no shares vesting.

2022 COMPENSATION ACTIONS

While our stockholders generally expressed support of the overall design of our executive compensation program during our stockholder outreach, many stockholders did stress the importance of and their preference for strong pay for performance alignment and the incorporation of ESG metrics into executive compensation program. In response to this feedback, in February 2022, the Committee approved the following changes to the Company’s executive compensation program applicable for fiscal year 2022:

•   amendment to the LTIP to increase the relative PSU portion of the annual equity grant made to each NEO and decrease the relative RSA portion of such award so that (i) 65% of our CEO’s LTIP award will be granted in PSUs and 35% will be granted in RSAs, and (ii) 60% of each of our other NEOs’ LTIP award will be granted in PSUs and 40% will be granted in RSAs (see the corresponding chart setting forth the changes to the LTIP proportions over the last three years);

•   implemented a modifier to the NEO’s 2022 PSU awards that adjusts PSU payout by 10% (but not below the target award amount) in the event that the Company’s TSR is negative for the applicable PSU award’s performance period; and

•

incorporation of an ESG scorecard into the Individual Performance Objectives component of the STIP for each NEO, with the ESG scorecard comprised of measurable goals tied to environmental, inclusion and diversity, human capital and governance metrics that are aligned with both our ESG programs/initiatives and the Company’s overall strategy.

In addition, in February 2022, the Committee approved increasing the annual base salaries for the NEOs starting in February 2022 (other than the Chief Executive Officer who did not receive any increase to his annual base salary). Other than in connection with promotions or changes in responsibilities, this was the first increase in annual base salaries for the NEOs since the Spin-off. See “—Compensation Framework – 2021 Actual Base Salaries” for further information.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are generally eligible to participate in the same welfare benefit plans as our other employees. However, in fiscal year 2020, the Company adopted a new flexible paid time off policy applicable to the Company’s executive committee members (exclusive of Mr. Baltimore whose paid time off arrangements are set forth in his CEO Employment Agreement) that sets no specific limit for paid time off, resulting in paid time off no longer being accrued for such officers.

Additionally, our executives may participate in hotel operator-sponsored arrangements and programs, which depending on the hotel operator’s program may include discounted rates, guaranteed room access, room upgrades, a dedicated reservation line and discounted food and beverage. We also provide our executive officers with the opportunity for an annual physical examination at our expense. We also may pay for or reimburse our executives for insurance covering losses they may suffer as a result of their service as Company executives.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resorts Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above designated for participation by the Committee. Each of the NEOs has been designated by the Committee as a participant of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements are governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•

A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•

The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•

A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim.

Stock Ownership Policy

Our minimum stock ownership guidelines
require each executive officer to maintain
equity investment in the Company based
upon a multiple (six times, in the case of
the Chief Executive Officer, and three
times, in the case of all other executive
officers) of his or her base salary. For
purposes of this requirement, an executive
officer’s holdings include shares held
directly or indirectly, individually or
jointly; shares underlying unvested time-
vesting restricted stock; and shares held		Stock Ownership Requirement (Multiple of Base Salary)	Value of Stock Ownership Towards Requirement (as of March 4, 2022)	Actual Stock Ownership as Multiple of Base Salary
	Thomas J. Baltimore, Jr.	6x	$19,991,152	19.9x
	Sean M. Dell’Orto	3x	$5,969,706	11.9x
	Carl A. Mayfield	3x	$2,387,052	5.0x
	Thomas C. Morey	3x	$3,723,113	7.4x
	Nancy M. Vu*	3x	$767,890	2.0x
	* Pursuant to the stock ownership guidelines, Ms. Vu, who became a senior vice president in January 2020, has until January 2025 to reach the required level of stock ownership.

under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

As of March 4, 2022, all of our executive officers satisfied, exceeded or were on track to meet these requirements within the requisite time period.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally limits the deductibility of annual compensation over $1 million for any of the Company’s “covered employees,” which includes the Company’s principal executive officer, principal financial officer, the three other most highly paid officers and any officer that was a “covered employee” for any preceding taxable year beginning after December 31, 2016. The Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Committee’s judgment, it is in the Company’s best interest to do so. Accordingly, the Committee has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity

•	the STIP is based upon pre-existing, defined goals with specified metrics

•	the LTIP is based upon pre-existing, defined goals evaluating performance over a three-year period

•

the STIP and LTIP contain multiple financial targets; the 2021 STIP financial performance goals were separated into two phases in February 2021 to better reflect Park’s evolving business priorities in 2021 due to the extraordinary impacts of COVID-19 on its business

•	the STIP and LTIP performance goals include both absolute and relative-to-peer performance

•	the STIP annual goals balance financial and non-financial performance goals

•	the STIP and LTIP performance goals include achievement against both single-year and multi-year metrics

•	the STIP and LTIP, as implemented and approved annually by the Committee, include maximum payouts at each executive level

•	STIP and LTIP awards are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets

•	the Company has safeguards against paying executives excessive amounts, including making grants on an annual basis based on a comprehensive review of performance and market practice

•	the executive compensation program mandates stock ownership by executive officers

•

the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive compensation arising from restatements due to material non-compliance with financial reporting requirements, and

•	the Committee retains discretion to adjust STIP payouts as warranted by circumstances.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Committee is or has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation & Human Capital Committee of the Board

Stephen I. Sadove (Chairman)

Gordon M. Bethune

Thomas D. Eckert

Christie B. Kelly

Timothy J. Naughton

COMPENSATION

TABLES

2021 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Thomas J. Baltimore, Jr.	2021	1,000,000		—	6,300,489	—	2,110,950	960	9,412,399
President and	2020	568,496	(2)	—	10,954,992	—	1,137,500	960	12,661,948
Chief Executive Officer	2019	1,000,000		—	4,323,900	—	1,500,079	960	6,824,939
Sean M. Dell’Orto	2021	500,000		—	1,604,261	—	663,733	12,560	2,780,554
Executive Vice President and	2020	500,000		—	2,823,070	—	400,000	12,360	3,735,430
Chief Financial Officer and Treasurer	2019	500,000		—	1,486,296	—	555,579	12,160	2,554,035
Carl A. Mayfield	2021	475,000		—	969,821	—	583,047	17,512	2,045,380
Executive Vice President,	2020	475,000		—	1,870,846	—	332,500	12,312	2,690,658
Design and Construction	2019	475,000		—	898,530	—	480,300	14,170	1,868,000
Thomas C. Morey	2021	500,000		—	1,283,381	—	663,733	15,060	2,462,174
Executive Vice President and	2020	500,000		—	2,353,508	—	400,000	14,735	3,268,243
Chief Investment Officer	2019	475,000		—	898,530	—	527,800	12,112	1,913,442
Nancy M. Vu(1)	2021	375,000		—	437,491	—	350,016	4,470	1,166,977
Senior Vice President,
General Counsel and Secretary
(1)	Ms. Vu is a new NEO of the Company for fiscal year 2021 and therefore, in accordance with SEC rules, only fiscal year 2021 compensation information is presented.
(2)

In 2020, Mr. Baltimore waived his $1,000,000 salary (excluding the minimum amount of his salary that was required to be paid under applicable laws and after applicable taxes and pre- and post-tax amounts required to be contributed to the Company’s benefit plans) beginning in April 2020 for the remainder of the fiscal year 2020, with such waived amount being used for the benefit of property-level employees negatively impacted as a result of the COVID-19 pandemic.

(3)

The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSAs and PSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. Based upon the assumption that the maximum level of performance will be achieved for the PSUs granted in 2021, the value of such PSUs would be $6.3 million for Mr. Baltimore, $1.375 million for Mr. Dell’Orto, $831,250 for Mr. Mayfield, $1.1 million for Mr. Morey and $375,000 for Ms. Vu. For additional information on the RSAs and PSUs granted to our NEOs in fiscal year 2021 as part of annual LTIP awards, see “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive —2021 Target LTIP Awards.”

(4)

The amounts shown in the Non-Equity Incentive Plan Compensation column for fiscal year 2021 reflect the cash award that each NEO earned in fiscal year 2021 that was paid in February 2022. For additional information on these cash awards, see “Compensation Discussion and Analysis —Compensation Framework —Short-Term Incentive —2021 Actual STIP Awards.”

(5)

The amounts shown in the All Other Compensation column for the fiscal year ended December 31, 2021 reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $960; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $960 and our matching contributions under the Company’s 401(k) plan of $11,600; (iii) for Mr. Mayfield, group term life insurance premiums valued at $912, our matching contributions under the Company’s 401(k) plan of $11,600 and an annual executive physical reimbursed at $5,000; (iv) for Mr. Morey, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $11,600 and an annual executive physical reimbursed at $2,500; and (v) for Ms. Vu, group life insurance premiums valued at $720 and our matching contributions under the Company’s 401(k) plan of $3,750.

2021 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2021.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts (2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Thomas J. Baltimore, Jr.
Annual STIP Award		875,000	1,750,000	3,500,000
Annual LTIP RSAs	2/18/21							103,754	2,099,981
Annual LTIP PSUs	2/18/21				38,908	155,632	311,264		4,200,508
Sean M. Dell’Orto
Annual STIP Award		250,000	500,000	1,000,000
Annual LTIP RSAs	2/18/21							33,967	687,492
Annual LTIP PSUs	2/18/21				8,492	33,967	67,934		916,769
Carl A. Mayfield
Annual STIP Award		237,500	475,000	950,000
Annual LTIP RSAs	2/18/21							20,534	415,608
Annual LTIP PSUs	2/18/21				5,134	20,534	41,068		554,213
Thomas C. Morey
Annual STIP Award		250,000	500,000	1,000,000
Annual LTIP RSAs	2/18/21							27,173	549,982
Annual LTIP PSUs	2/18/21				6,793	27,173	54,346		733,399
Nancy M. Vu
Annual STIP Award		140,625	281,250	562,500
Annual LTIP RSAs	2/18/21							9,263	187,483
Annual LTIP PSUs	2/18/21				2,316	9,263	18,526		250,008

(1)

Reflects the possible payouts of cash incentive compensation under the STIP. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table. See “Compensation Discussion and Analysis —Compensation Framework —Short-Term Incentive —2021 Actual STIP Awards” above.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of PSUs that may vest based upon the level of achievement of the applicable performance measures. As described in further detail under the section entitled “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive,” the PSUs granted as part of the annual LTIP awards have a three-year performance period and vest based on the PSU TSR metric. For fiscal year 2021, threshold assumes that 25% of the total value of the PSUs awarded vest, target assumes that 100% of the total value of the PSUs awarded vest and maximum assumes that 200% of the total value of the PSUs awarded vest.

(3)

The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSAs granted to the NEOs pursuant to the annual LTIP awards. The annual LTIP RSA awards vest ratably on each of the first three anniversaries of the grant date.

(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into a CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provided for an initial four-year employment term ending on May 16, 2020, which term automatically extends by one year at the end of the then-current term unless either party provides at least 90 days’ advance notice of non-renewal. Consistent with the foregoing, the employment agreement will now extend through May 16, 2023. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. In January 2019, the Committee determined to provide Mr. Baltimore a higher bonus range high end (300% of base salary), beginning in 2019. In February 2020, the Committee determined to increase Mr. Baltimore’s target, threshold and maximum annual bonus amounts beginning in 2020 to 175% of his annual base salary if target performance objectives are achieved, 87.5% of his annual base salary if threshold performance objectives are achieved and 350% of his annual base salary if maximum performance objectives are achieved.

During the employment term, Mr. Baltimore is eligible to participate in the Company’s LTIP. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). In February 2021, the Committee determined to provide Mr. Baltimore with a grant under the LTIP for fiscal year 2021 with an Aggregate Target Value ($5,250,000), which is in excess of the CEO Employment Agreement, with 40% of such fiscal year 2021 award consisting of RSAs and 60% consisting of PSUs. In February 2022, the Committee amended the LTIP to increase the relative PSU portion of Mr. Baltimore’s annual equity grant and decrease the relative RSA portion of such award, resulting in 35% of Mr. Baltimore’s fiscal year 2022 award consisted of RSAs and 65% consisted of PSUs.

Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally. If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive (1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Equity Awards

The equity awards granted to our NEOs during 2021 that appear in the tables above were granted pursuant to the LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis —Compensation Framework —Long-Term Incentive.”

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Thomas J. Baltimore, Jr.	2/18/21	—	—	—	—	103,754	(2)	1,958,876	—		—
	2/18/21	—	—	—	—	—		—	38,908	(6)	734,583
	11/7/20	—	—	—	—	—		—	122,574	(7)	2,314,197
	2/24/20	—	—	—	—	62,640	(3)	1,182,643	—		—
	2/24/20	—	—	—	—	—		—	35,235	(8)	665,232
	2/20/20	—	—	—	—	42,826	(4)	808,555	—		—
	2/21/19	—	—	—	—	21,131	(5)	398,953	—		—
Sean M. Dell’Orto	2/18/21	—	—	—	—	33,967	(2)	641,297	—		—
	2/18/21	—	—	—	—	—		—	8,492	(6)	160,324
	11/7/20	—	—	—	—	—		—	27,500	(7)	519,200
	2/20/20	—	—	—	—	19,629	(3)	370,596	—		—
	2/20/20	—	—	—	—	14,275	(4)	269,512	—		—
	2/20/20	—	—	—	—	—		—	7,361	(8)	138,971
	2/21/19	—	—	—	—	7,264	(5)	137,144	—		—
	2/18/16	14,079	—	18.91	2/18/26	—		—	—		—
	2/10/15	8,911	—	26.49	2/10/25	—		—	—		—
	2/19/14	9,576	—	20.77	2/19/24	—		—	—		—
Carl A. Mayfield	2/18/21	—	—	—	—	20,534	(2)	387,682	—		—
	2/18/21	—	—	—	—	—		—	5,134	(6)	96,920
	11/7/20	—	—	—	—	—		—	16,626	(7)	313,899
	2/20/20	—	—	—	—	11,866	(3)	224,030	—		—
	2/20/20	—	—	—	—	13,561	(4)	256,032	—		—
	2/20/20	—	—	—	—	—		—	4,450	(8)	84,011
	2/21/19	—	—	—	—	4,391	(5)	82,902	—		—
Thomas C. Morey	2/18/21	—	—	—	—	27,173	(2)	513,026	—		—
	2/18/21	—	—	—	—	—		—	6,793	(6)	128,257
	11/7/20	—	—	—	—	—		—	22,000	(7)	415,360
	2/20/20	—	—	—	—	15,703	(3)	296,473	—		—
	2/20/20	—	—	—	—	14,275	(4)	269,512	—		—
	2/20/20	—	—	—	—	—		—	5,889	(8)	111,175
	2/21/19	—	—	—	—	4,391	(5)	82,902	—		—
Nancy M. Vu	2/18/21	—	—	—	—	9,263	(2)	174,885	—		—
	2/18/21	—	—	—	—	—		—	2,316	(6)	43,721
	11/7/20	—	—	—	—	—		—	7,500	(7)	141,600
	2/20/20	—	—	—	—	3,212	(3)	60,643	—		—
	2/20/20	—	—	—	—	1,264	(4)	23,864	—		—
	2/20/20	—	—	—	—	—		—	1,204	(8)	22,736
	2/21/19	—	—	—	—	790	(5)	14,915	—		—

(1)	Amounts reported are based on the closing price of Park’s common stock on the NYSE as of December 31, 2021 ($18.88), multiplied by the number of such unvested shares or units reported in the table.
(2)	Represents 2021 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(3)	Represents 2020 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(4)

Represents the special one-time equity awards granted in February 2020 in recognition of work performed on the Chesapeake acquisition by merger (the “Chesapeake Special RSAs”) that cliff vest in full on the third anniversary of the grant date (except in the case of Ms. Vu, whose Chesapeake Special RSA award was issued pursuant to the non-executive form of award that vests ratably on each of the first three anniversaries of the grant date).

(5)	Represents 2019 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(6)

Represents the PSU portion of the 2021 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2021, and vest based on the PSU TSR metric. At December 31, 2021, our PSU TSR metric performance related to the 2021 LTIP award achieved at lower than threshold level.

(7)

Represents the outstanding special one-time performance-based restricted stock units (the “November Performance PSUs”), which by the terms of the award vest as to one-eighth of such total award originally granted on each date prior to the fourth anniversary of the grant date on which the Company achieves average closing share price targets of $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00 over a consecutive 20-trading day period. As of December 31, 2021, the first six tranches have vested.

(8)

Represents the PSU portion of the 2020 LTIP award that the respective NEO would vest in based on achieving the threshold level of performance. The PSUs have a three-year performance period commencing on January 1, 2020, and vest based on the PSU TSR metric. At December 31, 2021, our PSU TSR metric performance related to the 2020 LTIP award achieved at lower than threshold level.

2021 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of stock options that were exercised by our NEOs and the number of PSUs and RSAs that vested during the fiscal year ended December 31, 2021 and the value realized upon such vesting.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting(3) ($)
Thomas J. Baltimore, Jr.	—	—	197,372	4,301,784
Sean M. Dell’Orto	—	—	50,963	1,092,305
Carl A. Mayfield	—	—	41,664	861,717
Thomas C. Morey	—	—	39,550	848,590
Nancy M. Vu	—	—	11,184	241,186

(1)	The 2019-2021 PSU Awards that vested on December 31, 2021 had a relative TSR achievement that was at the below-threshold level, resulting in no shares vesting.
(2)	Represents for:
•

Mr. Baltimore, the 21,130 RSAs that vested on February 21, 2021, the 22,350 RSAs that vested on February 22, 2021, the 31,319 RSAs that vested on February 24, 2021, the 61,286 November Performance PSUs that vested on February 25, 2021, and the 61,287 November Performance PSUs vested on March 11, 2021;

•

Mr. Dell’Orto, the 9,814 RSAs that vested on February 20, 2021, the 7,263 RSAs that vested on February 21, 2021, the 6,386 RSAs that vested on February 22, 2021, the 13,750 November Performance PSUs that vested on February 25, 2021 and the 13,750 November Performance PSUs that vested on March 11, 2021;

•

Mr. Mayfield, the 5,933 RSAs that vested on February 20, 2021, the 4,391 RSAs that vested on February 21, 2021, the 8,313 November Performance PSUs that vested on February 25, 2021, the 8,313 November Performance PSUs that vested on March 11, 2021 and the 14,714 RSAs that vested on September 17, 2021;

•

Mr. Morey, the 7,851 RSAs that vested on February 20, 2021, the 4,391 RSAs that vested on February 21, 2021, the 5,308 RSAs that vested on February 22, 2021, the 11,000 November Performance PSUs that vested on February 25, 2021 and the 11,000 November Performance PSUs that vested on March 11, 2021; and

•

Ms. Vu, the 2,237 RSAs that vested on February 20, 2021, the 789 RSAs that vested on February 21, 2021, the 658 RSAs that vested on February 22, 2021, the 3,750 November Performance PSUs that vested on February 25, 2021 and the 3,750 November Performance PSUs that vested on March 11, 2021.

(3)	Amounts reported are based on the closing price of Park’s common stock on the NYSE on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) (as defined in the CEO Employment Agreement or in the Company’s 2017 Omnibus Incentive Plan) occurred, in each case, on December 31, 2021. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)	Termination due to Death or Disability ($)
Thomas J. Baltimore, Jr.(1)
	Cash Severance	8,222,500(2)	—	8,222,500(2)	1,750,000(3)
	Equity Awards(4)	7,768,478	—	9,948,287	7,768,478
	Continuation of Benefits	11,807(5)	—	11,807(5)	—
	Total Value of Benefits	16,002,785	—	18,182,594	9,518,478
Sean M. Dell’Orto(6)
	Cash Severance(7)	2,063,733	—	2,063,733	500,000
	Equity Awards(8)	1,308,290	—	2,615,730	1,245,136
	Continuation of Benefits(9)	10,596	—	10,596	—
	Total Value of Benefits	3,382,619	—	4,690,059	1,745,136
Carl A. Mayfield(6)
	Cash Severance(7)	1,865,547	—	1,865,547	475,000
	Equity Awards(8)	883,980	—	1,674,373	810,537
	Continuation of Benefits(9)	13,726	—	13,726	—
	Total Value of Benefits	2,763,253	—	3,553,646	1,285,537
Thomas C. Morey(6)
	Cash Severance(7)	2,063,733	—	2,063,733	500,000
	Equity Awards(8)	1,073,706	—	2,119,639	1,004,020
	Continuation of Benefits(9)	13,726	—	13,726	—
	Total Value of Benefits	3,151,165	—	4,197,098	1,504,020
Nancy M. Vu(6)
	Cash Severance(7)	982,512	—	982,512	281,250
	Equity Awards(8)	167,730	—	540,138	224,408
	Continuation of Benefits(9)	10,596	—	10,596	—
	Total Value of Benefits	1,160,838	—	1,533,246	505,658
(1)

In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated. Assuming his termination occurred on December 31, 2021, he would have been entitled to receive the full amount of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.

(4)

Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a CIC. In the event of a CIC during the November Performance PSUs’ four year performance period, any portion of Mr. Baltimore’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vest, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, in each case, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding PSUs that become earned in accordance with the immediately preceding sentence will become vested on the date of the CIC, and any remaining PSUs will be forfeited by Mr. Baltimore as of such date. For purposes of the CIC column in the above table, we have assumed that all November Performance PSUs held by Mr. Baltimore that remained outstanding as of December 31, 2021 were forfeited. Amounts in the above table represent the value of the acceleration of any unvested RSAs and PSUs, assuming the acceleration occurred on December 31, 2021 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2021 ($18.88).

(5)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive, subject to his election of COBRA continuation coverage, payment for a period of twelve months following his termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

(6)

In relation to Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu, the above table summarizes the severance benefits that would have been owed to him or her pursuant to the terms of our Executive Severance Plan if his or her employment had terminated under certain circumstances. For a further description of such benefits, see “Compensation Discussion and Analysis— Other Compensation Program Elements—Severance Benefits” above.

(7)

Under our Executive Severance Plan, whether or not in connection with a CIC, upon a termination by the Company without cause or by the NEO for good reason, (i) Messrs. Dell’Orto, Mayfield and Morey would each have been entitled to receive a cash severance amount equal to 2.0x the sum of his annual base salary and average annual bonus for the most recent two fiscal years and (ii) Ms. Vu would have been entitled to receive a cash severance amount equal to 1.5x the sum of her annual base salary and average annual bonus for the most recent two fiscal years. Under our STIP, upon a termination due to death or disability, Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu would each have been entitled to receive a prorated portion of his or her target bonus for the fiscal year of termination (assuming each NEO’s termination occurred on December 31, 2021, he or she would have been entitled to receive the full amount of his or her target bonus).

(8)

Under our Executive Severance Plan, a participant’s outstanding equity and equity-based awards will vest in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. Amounts represent the value of the acceleration of any unvested RSAs, PSUs and stock options, assuming the acceleration occurred on December 31, 2021 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2021 ($18.88). Pursuant to the terms of the applicable award agreements:

•

RSAs and Chesapeake Special RSAs: If the NEO’s employment terminates (i) without cause or due to retirement, in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested (except in the case of Ms. Vu’s 2019 Annual LTIP RSAs and Chesapeake Special RSA which were issued under the employee LTIP and would be forfeited), (ii) without cause within twelve months following a CIC, all of the remaining unvested shares will become vested, or (iii) due to death or disability, a prorated amount of the shares will vest based on the actual days worked during the vesting period.

•

PSUs: If the NEO’s employment terminates (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked from the award grant date until the NEO’s employment termination date (and calculated based on actual performance through the end of the performance period) and (ii) without cause within 12 months following a CIC, the PSUs will vest based on actual performance through the end of the performance period and will not be prorated based on actual days worked during the performance period, provided that if the PSUs are not substituted or assumed following a CIC, then the PSUs will vest on the day immediately prior to the consummation of such CIC based on actual performance through such day. For purposes of the above table, we have assumed that the target level of performance will be achieved for all outstanding PSUs.

•

November Performance PSUs: If the NEO’s employment terminates prior to the end of the November Performance PSUs performance period without cause, due to retirement or due to death or disability, the outstanding November Performance PSUs held by the NEO, if any, will remain outstanding and eligible to vest pursuant to such awards’ terms until the 20th trading day following the date of the NEO’s termination of employment and any November Performance PSUs that do not vest on or prior to the 20th trading day following such NEO’s termination of employment will be forfeited by the NEO as of such date. In the event of a CIC during the November Performance PSUs’ four year performance period, any portion of an NEO’s November Performance PSUs that remains unvested will be eligible to vest on the date of the CIC, with the number of November Performance PSUs that vests, if any, determined based on the greater of (a) the per-share transaction price payable to the Company’s stockholders in such CIC transaction and (b) the closing sales price of the Company’s common stock reported on the NYSE on the trading day immediately preceding the date of the CIC, irrespective of whether either such price constitutes the average closing price over a consecutive 20 day trading period. Any outstanding PSUs that become earned in accordance with the immediately preceding sentence will become vested on the date of the CIC, and any remaining PSUs will be forfeited by the executive as of such date. For purposes of the above table, we have assumed that all November Performance PSUs that remained outstanding as of December 31, 2021 were forfeited.

(9)

Under our Executive Severance Plan, whether or not in connection with a CIC, Messrs. Dell’Orto, Mayfield and Morey and Ms. Vu would each have been entitled to receive a cash amount equal to the difference between the NEO’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following his or her termination date.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation under the 2017 Omnibus Incentive Plan or the Non-Employee Director Stock Plan as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,818,329	$22.07	3,405,394
Equity compensation plans not approved by security holders	—	—	—
Total	1,818,329	$22.07	3,405,394

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 1,761,396 shares that may be issued upon settlement of RSAs and PSUs. The number of shares to be issued in respect of PSUs outstanding as of December 31, 2021 has been calculated based on the assumption that (i) 100% of the outstanding November Performance PSUs will vest during their applicable performance period and (ii) target levels of performance applicable to the PSUs would have been achieved. At December 31, 2021, our PSU TSR metric performance (i) for PSU awards granted in fiscal year 2019 achieved at below-threshold level which resulted in no shares vesting and (ii) for PSU awards granted in fiscal years 2020 and 2021 currently are projecting achievement at the below-threshold level which would result in no shares vesting.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.

PAY RATIO

Below is (i) the 2021 annual total compensation of our Chief Executive Officer; (ii) the 2021 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Annual Total Compensation	$9,412,399
2021 Median Employee Annual Total Compensation	$249,093
CEO to Median Employee Pay Ratio	38:1

Methodology

Our CEO pay ratio is calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

•

Determined Employee Population. We began with our employee population as of December 31, 2021, including full-time, part-time, temporary and seasonal workers, employed by Park, but excluding our Chief Executive Officer. As of December 31, 2021, Park had 79 employees (excluding our Chief Executive Officer).

•

Identified the Median Employee. We calculated the annual total compensation of each employee as of December 31, 2021 according to the SEC’s instructions for preparing the Summary Compensation Table. Total compensation for these purposes included base salary, cash incentives and stock grants ,and was calculated using internal human resources records. Additionally, we included employer health and welfare insurance contributions and the Company’s 401(k) match. We then identified the employee with the median compensation from the population of 79 employees. The same method was used to calculate the annual total compensation of each employee in our 2021 Proxy Statement.

•

Calculated CEO Pay Ratio. We calculated our Chief Executive Officer’s annual total compensation using the same approach as the median employee and divided our Chief Executive Officer’s annual total compensation by the median employee’s total compensation to determine the pay ratio shown above.

We invest in our employees at all levels at Park by rewarding performance that balances risk and reward, empowering professional growth and development and by offering extensive benefits and programs. See the section entitled “Park Corporate Responsibility – Social Commitment” on page 6 for additional details.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2022. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the 2022 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our by-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2022.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging and preapproving all audit services to be provided to the Company by setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit, audit-related and tax services provided by any independent registered public accounting firm prior to each engagement. Such pre-approvals are provided by the Audit Committee and relate to a particular category and are subject to a specified budget. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services in-between Audit

Committee meetings, with any such pre-approvals then communicated to the full Audit Committee during its next scheduled meeting.

All audit, audit-related, tax and other fees incurred in fiscal years 2021 and 2020 were approved by the Audit Committee or the Chair of the Audit Committee pursuant to the policy described above.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2021 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2021 and 2020. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

	2021	2020
Audit fees(1)	$1,765,500	$1,873,560
Audit-related fees(2)	$3,415	$7,200
Tax fees(3)	$36,050	$79,740
All other fees	$—	$—

(1)

Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well other services related to SEC filings, including assistance with registration statements filed with the SEC, comfort letters and consents.

(2)

Audit-related fees include fees for services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and reports on internal control over financial reporting and are not reported under “—Audit Fees.” Audit-related fees included $3,415 and $7,200 for a subscription to Ernst & Young LLP’s accounting standards and interpretive accounting guidance database for fiscal year 2021 and 2020, respectively.

(3)	Tax fees include tax advisory services, operating lease advisory services and other tax services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)

Patricia M. Bedient

Thomas D. Eckert

Geoffrey M. Garrett

Senator Joseph I. Lieberman

Thomas A. Natelli

PROPOSAL 4 STOCKHOLDER PROPOSAL

The Comptroller of the State of New York, as Trustee of the New York State Common Retirement Fund (the “Fund”), has notified us that he intends to present the following proposal at our 2022 annual meeting of stockholders. As explained below, our Board unanimously recommends that you vote “AGAINST” this stockholder proposal. The Comptroller of the State of New York has indicated that the Fund beneficially owns shares of Park common stock with a market value of at least $25,000. We will provide the proponent’s address promptly upon a stockholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Share Retention

RESOLVED: Shareholders of Park Hotels & Resorts Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to disclose if, and how, it seeks to require that named executive officers retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age.

In its discretion, the Committee may wish to consider:

•	Defining normal retirement age based on the Company’s qualified retirement plan with the largest number of participants,
•	Adopting a share holding period requirement of at least one year after they retire or separate from the Company,[1] and
•	Whether this supplements any other share ownership requirements that have been established for senior executives.

This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans after meeting targets.

We are especially concerned given in 2021 82% of the Company’s shareholders voted to oppose the compensation of the Companies’ named executive officers (“say-on-pay” vote).

Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring named executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the executive retires, will better align the interests of executives with the interests of shareholders and the Company.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term, sustainable value.

[1]	https://www.cii.org/files/ciicorporategovernancepolicies/20190918NewExecCompPolicies.pdf

BOARD’S STATEMENT IN OPPOSITION

The Board recommends a vote AGAINST this proposal. We believe that our executives are already subject to meaningful ownership guidelines and currently hold significant amounts of Company stock, such that their interests are well aligned with our stockholders’ interests. Moreover, expanding our stock retention requirements past normal retirement age or separation of employment (due to retirement or otherwise), as proposed by the proponent, would put us at risk from a competitive standpoint in attracting top talent, since very few of our peer companies have similar requirements for their executives.

As discussed under the section entitled “Stock Ownership Policy” in the CD&A in this Proxy Statement, the Company currently has in place stock ownership guidelines that require each executive officer to maintain equity investment in the Company based upon a multiple of his or her base salary. This program helps ensure that Company executives are focused on long-term success and stockholder value. Our Governance Committee monitors compliance with these guidelines annually. As shown in the table on page 59 of this Proxy Statement, as of March 4, 2022, each of our NEOs not only satisfied or were on track to meet the Company’s stock ownership guideline requirements, but in each case (with the exception of Ms. Vu whose deadline for initial compliance with the policy is not until February 2025) also exceeded those guidelines. Mr. Baltimore, for example, is required to hold at least 6x his base salary, and as of March 4, 2022, he held 19.9x his base salary, or $19,991,152.

Requiring that our NEOs retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or separation of employment (due to retirement or otherwise) would be burdensome to our NEOs and place undue restrictions on our Compensation Committee’s ability to design a compensation program that drives long-term value for the Company. Our executive compensation program is already designed with a long-term focus on pay for performance and alignment with stockholder interest. Currently, a significant portion of our NEO’s total compensation is variable or “at-risk” based on the performance of the Company or relative total stockholder return (“TSR”), with approximately 87.5% of our Chief Executive Officer’s 2021 target compensation being performance-based or at risk and approximately 74.6% of the average 2021 target compensation of our other NEOs being performance-based or at risk. Additionally, a significant portion of the equity award granted to our NEOs is in the form of PSUs, which are tied to relative TSR and cliff vest three years after the grant date. Furthermore, in response to feedback received during our stockholder outreach efforts this year, the Compensation Committee recently amended our LTIP to provide that (i) 65% of the Chief Executive Officer’s LTIP award will be granted in PSUs and 35% will be granted in RSAs (previously 60% and 40%) and (ii) 60% of the other NEO’s LTIP award will be granted in PSUs and 40% will be granted in RSAs (previously 50% and 50%). This increase in the PSU portion of the award was motivated to further ensure that executive compensation remains appropriately aligned with the interests of the Company’s stockholders.

We believe that our focus on performance-based compensation, largely weighted towards PSU awards that are earned and increase in value only if our TSR increases, is the best way to incentivize our NEOs to build sustained stockholder value. Our Board believes that our existing compensation elements already align our executive compensation to long-term stockholder value and that requiring executives to hold our stock until retirement or past separation of employment – regardless of the value of their existing stock ownership – would not only be unnecessarily burdensome to our NEOs but would also not provide additional incentive.

As an additional risk mitigation measure, we have an incentive compensation clawback policy. This policy, which is discussed in more detail in the CD&A under “Clawback Policy,” applies to bonuses and long-term incentive awards received by an executive officer if the compensation was based on any financial results or operating metrics that were achieved as a result of that executive officer’s fraud, willful misconduct or gross negligence. We also have policies that prohibit our NEOs from entering into transactions designed to limit the financial risk of owning Company securities, including our (i) no pledging policy (which prohibits our NEOs from purchasing any Company securities on margin or pledging Company securities as collateral) and (ii) no hedging policy (which prohibits our NEOs from completing any short sales of Company’s securities or from purchases or sales of derivative instruments or securities based on the Company’s securities).

Our Board believes that our executive compensation program, together with our stock ownership guidelines and other policies, effectively align the interests of our executive officers with the creation of long-term stockholder value and that this stockholder proposal is not necessary. Our executive compensation program is already aimed at ensuring executives focus on long-term success and stockholder value and discourage excessive risk-taking while they are in leadership roles. We believe that our stock ownership guidelines, the structure of our equity awards, our clawback policy and our anti-hedging and pledging policies are sufficient to manage compensation-related risks and maintain alignment between NEOs and stockholders.

VOTE REQUIRED

Under our by-laws, approval of a stockholder proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2021 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 236,216,851 shares of common stock outstanding as of the close of business on March 4, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock

Beneficial holders of 5% or more of our common stock

The Vanguard Group, Inc.(1)	33,129,027	14.0%

BlackRock, Inc.(2)	29,558,302	12.5%

Directors and Named Executive Officers

Thomas J. Baltimore, Jr.	1,108,157	*

Patricia M. Bedient	64,534	*

Gordon M. Bethune	40,602	*

Thomas D. Eckert(3)	103,627	*

Geoffrey M. Garrett	34,594	*

Christie B. Kelly	68,988	*

Sen. Joseph I. Lieberman	40,602	*

Thomas A. Natelli(4)	174,618	*

Timothy J. Naughton	67,714	*

Stephen I. Sadove(5)	60,851	*

Sean M. Dell’Orto	330,915	*

Carl A. Mayfield	132,320	*

Thomas C. Morey	206,381	*

Nancy M. Vu	42,566	*

Directors and executive officers as a group (15 people)(6)	2,568,606	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. The Vanguard Group, Inc. is the beneficial owner of 33,129,027 shares, of which it has sole voting power with respect to 0 shares, sole dispositive power with respect to 32,574,831 shares, shared voting power with respect to 340,251 and shared dispositive power over 554,196 shares of common stock. The address of The Vanguard Group as reported by it in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.
(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 29,558,302 shares, of which it has sole voting power with respect to 28,204,606 shares and sole dispositive power with respect to 29,558,302 shares of common stock. Schedule 13G/A further indicates that the following subsidiaries of BlackRock acquired the shares reported on the Schedule 13G: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock (Singapore) Limited, BlackRock Fund Managers Ltd. The address of BlackRock, Inc. as reported by it in the Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(3)

Includes 2,000 shares owned indirectly through the Sopris I LLC, 11,000 shares owned indirectly through the Sopris II LLC and 11,000 shares owned indirectly through the Sopris III LLC. Mr. Eckert has investment authority over each of these limited liability companies.

(4)

Includes 1,570 shares owned indirectly through The MJN 2011 Receiving Trust, 1,570 shares owned indirectly through The NTN 2011 Receiving Trust, 1,570 shares owned indirectly through The JCN 2011 Receiving Trust, 1,570 shares owned indirectly through The TAN 2011 Receiving Trust, 18,840 shares owned indirectly through a limited partnership (of which Mr. Natelli is a 50% owner and the president of the limited partnership’s general partner) and 12,560 shares owned indirectly through two limited liability companies (with each entity owning 6,280 shares and each of which Mr. Natelli is a 50% owner and managing member).

(5)

Includes 9,687 shares owned indirectly through the Stephen I. Sadove 2020 Park Hotels & Resorts GRAT (of which Mr. Sadove is the trustee and he and his children are the beneficiaries), 20,000 shares owned indirectly through the Karin Sadove Revocable Trust UAD September 11, 2008 (of which Mr. Sadove’s spouse is the sole trustee and his children are the beneficiaries) and 20,890 shares owned indirectly through the Steven I. Sadove Revocable Trust (of which Mr. Sadove is the trustee and a beneficiary).

(6)	This amount includes shares held by another executive officer of the Company.

RELATED PARTY

TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transactions shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval of our Board or a duly authorized committee of our Board (currently the Governance Committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the Governance Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

QUESTIONS & ANSWERS

ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2022 annual meeting of stockholders that will take place on Wednesday, April 27, 2022 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on March 4, 2022, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2021 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being distributed or made available, as the case may be, to stockholders beginning on or about March 16, 2022.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about March 16, 2022, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?

Your Notice, Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the Investors tab of our website at pkhotelsandresorts.com starting on or about March 16, 2022.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I obtain a paper copy of the proxy materials?

Stockholders who receive the Notice will find instructions about how to obtain a paper copy of the proxy materials on the Notice. All stockholders of record who do not receive a Notice will receive a paper copy of the proxy materials by mail.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders of the Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the Notice and, if applicable, the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (571) 302-5757.

Additionally, stockholders who share the same address and receive multiple copies of the Notice or proxy material can request a single copy by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Notice, Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, Proxy Cards and Voting Instruction Forms that you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Majority of votes cast	No effect	No effect

Proposal 2: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 3: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2022	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote
Proposal 4: Stockholder Proposal Regarding Equity Retention by Named Executive Officers (If Properly Presented)	For, Against or Abstain	AGAINST	Majority of votes cast	No effect	No effect

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the March 4, 2022, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 236,216,851 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on March 4, 2022, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically, by mail or by telephone or to vote in person at the annual meeting.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a Voting Instruction Form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

IMPORTANT NOTICE

Depending on the level of Covid-19 risk-level locally and protocols in effect at the time, your ability to attend the 2022 annual meeting in person may be restricted or may require additional safeguards, which could include face coverings, proof of vaccination, proof of a negative Covid-19 test result within a specified number of days and maintaining appropriate social distancing. If you intend the annual meeting in person, please call the Company for any updates prior to traveling.

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•

Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➢

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 26, 2022. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➢

Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 26, 2022. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➢

Vote by Mail. If you received printed proxy materials and would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on the Notice.

•

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the vote on the compensation of our named executive officers (Proposal 2) and the Stockholder Proposal (Proposal 4) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 571-302-5757 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $10,000, not including incidental expenses or fees related to off-season stockholder engagement services.

OTHER

MATTERS

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2023 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2023 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the 2022 annual meeting of stockholders, or November 16, 2022. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition to satisfying the foregoing advance notice requirements under our by-laws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than February 26, 2023.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2023, you must submit a timely notice in accordance with the procedures described in our by-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or no earlier than December 28, 2022 or later than January 27, 2023 for consideration at the 2023 annual meeting of stockholders. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2023 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2023 annual meeting pursuant to the proxy access provision of our by-laws, notice of such nomination and other required information must be received by our Company between October 17, 2022 and November 16, 2022. Our by-laws state that such notice and other required information must be received by the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

The mailing address of our principal executive offices is 1775 Tysons Blvd., 7th Floor, Tysons, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 571-302-5757 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102 if you are a record holder or (ii) your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1775 Tysons Blvd, 7th Floor

Tysons, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

*            *             *

By Order of the Board of Directors,

Nancy M. Vu

Senior Vice President, General Counsel and Secretary

Financial Reporting Annex

Definitions

Pro-Forma

For purposes of this Proxy Statement, Pro-Forma RevPAR means RevPAR (as defined below) on a pro-forma basis. The Company presents pro-forma hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s pro-forma metrics exclude results from property dispositions and include results from property acquisitions as though such acquisitions occurred on January 1, 2019.

Revenue per Available Room / RevPAR

Revenue per Available Room (RevPAR) represents rooms revenue divided by the total number of room nights available to guests for a given period.

Total Revenue per Available Room / Total RevPAR

Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”) reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.

Adjusted EBITDA is calculated as EBITDA, further adjusted to exclude: (i) gains or losses on sales of assets for both consolidated and unconsolidated investments; (ii) costs associated with hotel acquisitions or dispositions expensed during the period; (iii) severance expense; (iv) share-based compensation expense; (v) impairment losses and casualty gains or losses; and (vi) other items that management believes are not representative of the Company’s current or future operating performance.

Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates.

Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a non-GAAP financial measure that is calculated as Net Debt divided by Adjusted EBITDA. Net Debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

Nareit FFO attributable to stockholders and Adjusted FFO attributable to stockholders

Nareit FFO attributable to stockholders is presented as a non-GAAP measures of performance. Funds from (used in) operations (“FFO”) attributable to stockholders is calculated for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the pro rata share of the FFO of those entities on the same basis. As noted

by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. Nareit FFO provides useful information to investors regarding operating performance and can facilitate comparisons of operating performance between periods and between REITs. The presentation in this Proxy Statement may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently.

Adjusted FFO attributable to stockholders is presented to evaluate performance because the Company believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. The Company historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. The Company believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:

•	Costs associated with hotel acquisitions or dispositions expensed during the period;
•	Severance expense;
•	Share-based compensation expense; and
•	Other items that management believes are not representative of the Company’s current or future operating performance.

Return on Investments

Return on investment (ROI) is a performance measure used to evaluate the efficiency or profitability of an investment or compare the efficiency of a number of different investments. ROI is intended to directly measure the amount of return on a particular investment, relative to the investment’s cost.

Reconciliations

Pro-forma Hotel Adjusted EBITDA
(unaudited, in millions)
December 31, 2021
Net loss	$(452)
Depreciation and amortization expense	281
Interest income	(1)
Interest expense	258
Income tax expense (benefit)	2
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	11

EBITDA	99
Loss on sales of assets, net	5
Share-based compensation expense	19
Impairment and casualty loss, net	9
Other items	10

Adjusted EBITDA	142
Less: Adjusted EBITDA from investments in affiliates disposed of	(7)
Add: All other(1)	42

Hotel Adjusted EBITDA	177
Less: Adjusted EBITDA from hotels disposed of	2

Pro-forma Hotel Adjusted EBITDA	$179

(1)

Includes other revenues and other expenses, non-income taxes on taxable REIT subsidiary leases included in other property-level expenses and corporate general and administrative expenses in the Company’s consolidated statements of operations.

Pro-forma Hotel Adjusted EBITDA Margin
December 31, 2021
Total Revenues	$1,362
Less: Other revenues	(51)
Less: Revenues from hotels disposed of	(17)

Pro-forma Hotel Revenues (unaudited, in millions)	$1,294

Pro-forma Hotel Adjusted EBITDA (unaudited, in millions)	$179

Pro-forma Hotel Adjusted EBITDA margin	13.8%

Net Debt
(unaudited, in millions)
December 31, 2021
Debt	$4,672

Add: unamortized deferred financing costs and discount	38

Less: unamortized premium	(4)

Debt, excluding unamortized deferred financing cost, premiums and discounts	4,706
Add: Park’s share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	225
Less: cash and cash equivalents	(688)

Less: restricted cash	(75)

Net debt	$4,168

*        *        *

For use of terms, see sections entitled “Park Business Highlights” and “Compensation Discussion and Analysis —Compensation Framework –Short-Term Incentive –2021 Company Performance Objectives.”

PARK HOTELS & RESORTS INC. 1775 TYSONS BLVD., 7TH FLOOR TYSONS, VA 22102 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70507-P67799 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY PARK HOTELS & RESORTS INC. The Board of Directors recommends you vote FOR the following proposals (each as further described in our Proxy Statement): approve, on an advisory (non-binding) basis, the compensation of our named executive officers. 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 4. To consider a stockholder proposal regarding equity retention by our named executive officers. 1. Election of Directors 1A Thomas J. Baltimore, Jr. 1D Geoffrey M. Garrett 1B Patricia M. Bedient 1C Thomas D. Eckert 1H Timothy J. Naughton 1I Stephen I. Sadove Nominees: The Board of Directors recommends you vote FOR the following proposals (each as further described in our Proxy Statement): The Board of Directors recommends you vote AGAINST Proposal 4 (as further described in our Proxy Statement): NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Christie B. Kelly Sen. Joseph I. Lieberman 1G Thomas A. Natel NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PARK HOTELS & RESORTS INC. Annual Meeting of Stockholders April 27, 2022 11:30 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell’Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM ET on April 27, 2022, at 1775 Tysons Blvd., Tysons, VA 22102, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to Proposals 1 through 4, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). Continued and to be signed on reverse sideD70508-P67799